UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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VeriFone Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 19, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of VeriFone Systems, Inc. We will hold the meeting on Wednesday, June 29, 2011 at 9:15 a.m., local time, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA 95110. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2011 Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of Annual Meeting. The Board of Directors recommends a vote FOR the proposals listed as proposals 1, 2, 3, 4, 5 and 6 in the Notice of Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting. On or about May 19, 2011, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our 2011 Proxy Statement and 2010 Annual Report (the “Annual Report”) over the Internet and vote online or by phone. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

On behalf of our Board of Directors, thank you for your continued support of VeriFone.

Sincerely,

/s/ Charles R. Rinehart
Charles R. Rinehart
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the 2011 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“VeriFone”) will be held on June 29, 2011 at 9:15 a.m., local time, at our principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA 95110, to conduct the following items of business:

1.	To elect nine directors to our Board of Directors for one-year terms;

2.	To approve certain amendments to the VeriFone 2006 Equity Incentive Plan to increase the number of shares of common stock that may be issued thereunder and to effect certain other changes thereunder;

3.	To approve the Amended and Restated VeriFone Bonus Plan;

4.	To hold an advisory vote on compensation of our named executive officers;

5.	To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers;

6.	To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for our fiscal year ending October 31, 2011; and

7.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting.

All holders of record of our common stock as of 5:00 p.m. Eastern Daylight Time on May 6, 2011, the record date, are entitled to notice of and to vote at this meeting and any adjournments or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at VeriFone’s principal offices located at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to provide proof of ownership of VeriFone stock as of 5:00 p.m. Eastern Daylight Time on May 6, 2011, as well as an acceptable form of personal photo identification. If you hold your shares in your own name, your proof of ownership is your proxy card. If you hold your shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of May 6, 2011. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed under “Voting Procedures” in the Proxy Statement as promptly as possible. You may vote over the Internet or by telephone as instructed on the Notice or by mailing in your paper proxy card if you received one. If you did not receive a paper proxy card, you may request a paper proxy card to submit your vote by mail, if you prefer.

By Order of the Board of Directors,

/s/ Douglas G. Bergeron	/s/ Albert Liu
Douglas G. Bergeron	Albert Liu
Chief Executive Officer	Corporate Secretary

May 19, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 29, 2011: This Notice of Annual Meeting, the Proxy Statement and the Annual Report are available on the Internet at www.proxyvote.com.

i

VERIFONE SYSTEMS, INC.

2099 GATEWAY PLACE, SUITE 600

SAN JOSE, CA 95110

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

VeriFone Systems, Inc. (“VeriFone”, the “Company”, “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2011 Annual Meeting of Stockholders on Wednesday, June 29, 2011 at 9:15 a.m., local time, and at any adjournments or postponements therefor, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110.

The Notice of Annual Meeting, Proxy Statement and form of proxy are first being provided to our stockholders on or about May 19, 2011.

All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting, you will need to provide proof of ownership of VeriFone stock as of May 6, 2011, as well as an acceptable form of personal photo identification. If you are a registered stockholder, your proof of ownership is your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of May 6, 2011.

Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the U.S. Securities and Exchange Commission (the “SEC”). As a result, we furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders who will receive the proxy materials via the Internet will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice will be mailed on or about May 19, 2011.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors. The Notice will provide instructions on how to vote over the Internet or by phone.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Record Date; Voting Rights

Only stockholders of record as of 5:00 p.m. Eastern Daylight Time on May 6, 2011 will be entitled to vote at the Annual Meeting. As of that date, there were 89,346,170 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 44 stockholders of record. For information regarding security ownership by executive officers, directors and by beneficial owners of more than 5% of VeriFone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Voting Procedures

If you are a stockholder of record as of the record date, you may vote your shares over the Internet or by telephone by following the instructions set forth on the Notice or the proxy card mailed to you, or by mailing in a completed proxy card. Your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet service providers, that must be borne by the stockholder.

Votes submitted by mail, telephone or via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 28, 2011. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone, as well as instructions for requesting a hard copy of the proxy materials and proxy card.

Quorum

The holders of a majority of the outstanding shares of common stock on May 6, 2011, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Under rules of the New York Stock Exchange (“NYSE”), which apply to us, the election of directors (Proposal 1), the amendment of the 2006 Equity Incentive Plan (Proposal 2), the approval of the Amended and Restated VeriFone Bonus Plan (Proposal 3), the advisory vote on compensation of our named executive officers (Proposal 4) and the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 5) are not matters on which a broker may vote without your instructions. Therefore, if you do not provide instructions to the record holder of your shares with respect to these proposals, your shares will not be voted on these “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 6) is a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors.

•    A plurality of the votes cast is required for the election of directors; accordingly the nine nominees receiving the highest number of votes “FOR” will be elected even if any nominee receives less than a majority of the votes cast. Abstentions will have no effect on the election of directors.

• Amendments to the 2006 Equity Incentive Plan.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Approval of Amended and Restated VeriFone Bonus Plan.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Advisory vote on compensation of named executive officers.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

•    For the advisory vote regarding the frequency of the advisory vote on compensation of our named executive officers, you may vote “Every Year,” “Every Two Years,” “Every Three Years,” or “Abstain”. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

• Ratification of appointment of Ernst & Young LLP as VeriFone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

Proxy Solicitation

VeriFone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on VeriFone’s website, http://www.verifone.com, and by the directors, officers and employees of VeriFone, for which they will not receive additional compensation. VeriFone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by the inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute and return the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees (Proposal 1), “FOR” the amendments to the 2006 Equity Incentive Plan (Proposal 2), “FOR” the approval of the Amended and Restated VeriFone Bonus Plan (Proposal 3), “FOR” the advisory vote on compensation of our named executive officers (Proposal 4), “EVERY YEAR” for the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 5), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2011 (Proposal 6), and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Stockholder Proposals for the 2012 Annual Meeting

Our stockholders may submit proposals that they believe should be voted upon at our 2012 Annual Meeting of Stockholders.

In the event a stockholder wishes to have a proposal considered for presentation at our 2012 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than January 20, 2012, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2011 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8.

Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by our Secretary at our principal offices at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the 2012 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board to be considered independent under NYSE rules, the Board must determine that the director does not have a material relationship with VeriFone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities). The Board has determined that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Mr. McGinn, Mr. Raff, Mr. Rinehart, Mr. Roche and Mr. Stiefler are independent under NYSE rules.

Our Board has undertaken a review of the independence of our directors in accordance with standards that the Board and the Corporate Governance and Nominating Committee have established to assist the Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will be considered categorically immaterial for the purpose of determining director independence. Multiple “Immaterial Relationships” will not collectively create a material relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by the Board, the Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in the Board’s judgment, is material.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation. The director is a current partner or employee of VeriFone’s internal or external auditor or a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons-, and daughters-in-law; and anyone who shares the director’s home, other than household employees); the director is a current employee of such auditor who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or a current partner of such auditor; or the director or an immediate family member of the director was a partner or employee of the firm who personally worked on VeriFone’s audit within the last five years.

Business Transactions. The director is an employee of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues, or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from VeriFone, or made payments to VeriFone, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment. The director was an employee of VeriFone at any time during the past five years or a member of the director’s immediate family was an executive officer of VeriFone in the prior five years.

Interlocking Directorships. During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of VeriFone’s current executive officers served at the same time on the Compensation Committee.

Other Compensation. A director or an immediate family member of a director received more than $100,000 per year in direct compensation from VeriFone, other than director and committee fees, in the past five years.

Investment Banking or Consulting Services. A director is a partner or officer of an investment bank or consulting firm that performs substantial services to VeriFone on a regular basis.

Immaterial Relationships

The following relationships shall be considered immaterial for purposes of determining director independence:

Affiliate of Stockholder. A relationship arising solely from a director’s status as an executive officer, principal, equity owner, or employee of an entity that is a stockholder of VeriFone.

Certain Business Transactions. A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from VeriFone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees. The receipt by a director from VeriFone of fees for service as a member of the Board and committees of the Board.

Other Relationships. Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent. Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial pursuant to this section to the extent that it is required to be disclosed in SEC filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that provide the framework within which the Board directs the corporate governance of VeriFone. These corporate governance principles are reviewed annually by our Corporate Governance and Nominating Committee, and changes are recommended to the Board for approval as appropriate. Our corporate governance guidelines are available on the Investor Relations section of our website, http://ir.verifone.com/, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on the Investor Relations section of our website, http://ir.verifone.com/, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of VeriFone’s employees, officers and directors. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the “code of ethics” definition set forth in Item 406(b) of Regulation S-K of the SEC at http://ir.verifone.com/.

Director Attendance at Meetings

Although our Board recognizes that conflicts may occasionally prevent a director from attending a Board or stockholder meeting, the Board expects each director to make every reasonable effort to keep such absences to a minimum. In fiscal year 2010, the Board held six meetings. During that period, each director attended not less than 75% of the meetings of the Board and committees of the Board on which the director served. At the 2010 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance.

Executive Sessions

Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is Mr. Rinehart, the Chairman of the Board.

Communications with Directors

Any interested party may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group, or to the Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group, or to the Board as a whole c/o Secretary, VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA, 95110. VeriFone’s Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to the business, management or governance of VeriFone.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/, and is available in print to any stockholder who requests it, and defines the Audit Committee’s purposes to include:

•	Overseeing the compensation for and supervising our independent registered public accounting firm;

•	Reviewing our internal accounting procedures, systems of internal controls, and financial statements;

•	Reviewing and approving the services provided by our internal auditors and independent registered public accounting firm, including the results and scope of their audits; and

•	Reviewing and approving all related party transactions.

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any pre-approvals made under delegated authority are presented to the Audit Committee at its next scheduled meeting.

In fiscal year 2010, our Audit Committee met nine times. Our Board and our Corporate Governance and Nominating Committee have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Our Board has adopted a Compensation Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/, and is available in print to any stockholder who requests it, and defines the Compensation Committee’s purposes to include:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of VeriFone’s Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, overseeing the activities of the individuals responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	Approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•

In consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing VeriFone’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code;

•	Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former officer of VeriFone; and

•	Preparing an annual Report of the Compensation Committee for inclusion in our annual proxy statement.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee contains at least the minimum number of directors necessary to meet any regulatory requirements.

In fiscal year 2010, our Compensation Committee met four times, and met in executive session without management present at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Compensation Committee is included in this Proxy Statement under “Compensation Committee Report.”

Corporate Governance and Nominating Committee

Our Board of Directors has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com/ and is available in print to any stockholder who requests it, and defines the Corporate Governance and Nominating Committee’s purposes to include:

•	Making recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof;

•

Identifying and evaluating individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and selecting, or recommending to the Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders;

•	Developing and recommending to the Board, standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director;

•

Identifying Board members qualified to fill vacancies on any committee of the Board (including the Corporate Governance and Nominating Committee) and recommending that the Board appoint the identified member or members to the respective committee;

•	Establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the Board and management;

•	Developing and recommending to the Board a set of corporate governance principles applicable to VeriFone and reviewing those principles at least once a year; and

•	Assisting management in the preparation of the disclosure in VeriFone’s annual proxy statement regarding the operations of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee has not established specific minimum education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex and global organization, and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity and professional experience with businesses and other organizations of comparable size in the context of the needs of the Board, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. At this stage of our development, relevant experiences include, among other things, large-company CEO experience, senior management experience in the payments industry, senior-level experience at multi-national companies and financial and accounting expertise. In addition, each candidate is expected to contribute positively to the existing chemistry and collaborative culture among Board members and must have the time and ability to make a constructive contribution to the Board. The Corporate Governance and Nominating Committee also values work ethic, leadership and problem-solving skills and diversity in selecting nominees to serve on the Board, and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. Although the Corporate Governance and Nominating Committee does not have a formal policy on diversity, the Corporate Governance and Nominating Committee broadly construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity of the Board, and during fiscal year 2010, the Corporate Governance and Nominating Committee discussed the value of diversity during its annual review of Board composition.

The Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants, including third party search firms, and stockholders. Before any nominee is considered, the Corporate Governance and Nominating Committee makes a preliminary determination as to whether there is a need for additional members of the Board. If a need is identified, members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Corporate Governance and Nominating Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation, the Corporate Governance and Nominating Committee makes a recommendation and the nominee is referred to the full Board for its consideration of the nominee. The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

The Corporate Governance and Nominating Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Corporate Governance and Nominating Committee.

In fiscal year 2010, our Corporate Governance and Nominating Committee met four times, and met in executive session at each such meeting.

Our Board of Directors and our Corporate Governance and Nominating Committee have determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of the Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Director Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines for our directors. These guidelines require each director who is not our employee to own a minimum number of shares of our common stock equal to approximately three times the annual cash retainer for a director. Under these guidelines, only vested restricted stock units and owned stock count toward the ownership level, and directors have a five year period over which to achieve the target ownership level. The Board also adopted stock ownership guidelines for our named executives as described under “Compensation Discussion and Analysis”—“Compensation Program” of this Proxy Statement.

OUR BOARD OF DIRECTORS

Board Leadership Structure

Under our current Corporate Governance Guidelines, the Board is free to select its Chairman and our Chief Executive Officer in the manner it considers in the best interests of VeriFone at any given point in time. Since 2008 the positions of Chairman of the Board and Chief Executive Officer have been held by separate persons. The Board believes that this structure is appropriate for us because it allows our Chief Executive Officer to focus his time and energy on leading our key business and strategic initiatives while the Board focuses on oversight of management, overall enterprise risk management and corporate governance. The Board and its committees meet throughout the year on a set schedule, usually at least once a quarter, and also hold special meetings from time to time. The Board meets in executive sessions without any management directors or employees present at each regularly scheduled meeting. The Chairman of the Board presides over these sessions. Agendas and topics for Board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing quarterly our business, operations and performance;

•	Reviewing progress of strategic initiatives and longer-term strategic and business plans;

•	Reviewing key product, market, industry and competitive issues;

•	Reviewing and approving material investments or acquisitions, strategic transactions and other significant transactions which are not in the ordinary course of business;

•	Overseeing our compliance with legal and regulatory requirements;

•	Overseeing our financial results;

•	Overseeing overall insurance structure and policies, including D&O insurance levels;

•

Evaluating the performance of the Board and reviewing and determining the qualifications of directors and mix of expertise and other attributes of directors, including the financial expertise of members of the Audit Committee;

•	Reviewing and determining the independence of our directors, the appointment of the Chairman of the Board and the selection of Board committee members;

•	Selecting and approving director nominees; and

•	Reviewing and approving director compensation, executive compensation and overall compensation plans.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. As set forth in its charter and annual work plan, our Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including VeriFone’s financial risk assessments, operations risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Vice President of Internal Audit reviews with the Audit Committee our annual risk assessment results and at least once each quarter the results of internal audits, including the adequacy of internal controls over financial reporting, information systems controls and security. Throughout each fiscal year appropriate members of management are invited to the Audit Committee meeting to provide enterprise-level reports relevant to the Audit Committee’s oversight role, including adequacy and effectiveness of management reporting and controls systems used to monitor adherence to policies and approved guidelines, information systems, treasury, insurance structure and coverage, tax structure and planning, worldwide disaster recovery planning, and the overall effectiveness of our operations risk management policies. The Audit Committee is scheduled to meet at least twice a quarter, and generally covers at one of these meetings one or more areas relevant to its risk oversight role. At each meeting, the Audit Committee also reviews with our Senior Vice President, General Counsel & Corporate Compliance Officer any significant compliance matters, including matters raised through VeriFone’s alert line.

In addition, our Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance, including compliance with laws and regulatory requirements such as the Foreign Corrupt Practices Act, the UK Anti-bribery Act and our insider trading policy. The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board at least once a quarter during the Board meetings.

Certain biographical information regarding our directors, including their ages and dates that they were first elected to our Board, is set forth below. In each individual’s biography we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of our Board. In addition to these specific attributes, all of our directors have public company leadership experience, significant expertise in one or more areas of importance to our business and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

Douglas G. Bergeron. Mr. Bergeron, age 50, has served as Chief Executive Officer and a director of VeriFone Systems, Inc. since its formation in July 2002 and of VeriFone, Inc. since July 2001. From December 2000 to June 2002, Mr. Bergeron was Group President of Gores Technology Group and, from April 1999 to October 2000 served as President and Chief Executive Officer of Geac Computer Corporation. From 1990 to 1999, Mr. Bergeron served in a variety of executive management positions at SunGard Data Systems Inc., including Group CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems. Mr. Bergeron holds a Bachelor of Arts degree (with Honors) in computer science from York University in Toronto, Canada, and a Masters of Science degree from the University of Southern California. He also serves as a member of the Listed Company Advisory Committee of the NYSE Euronext. Mr. Bergeron brings to our Board, among other skills and qualifications, significant knowledge of the payments industry and a unique understanding of our strategies and the complexities of our business as our Chief Executive Officer since 2001, when he led the divestiture of VeriFone from HP, and thereafter as he guided our Company through a period of substantial technological advancement and growth in the payments industry. Mr. Bergeron also brings extensive experience in executive management positions in the financial services industry.

Robert W. Alspaugh. Mr. Alspaugh, age 64, has served as a director since September 2008. From 2002 to 2006, Mr. Alspaugh served as Chief Executive Officer of KPMG International and from 1998 to 2002, Mr. Alspaugh served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. Practice. He joined KPMG in the Denver office in 1969 and was elected partner in 1978. In addition to more than ten years of service on the management committee and four years on the board of directors of KPMG, Mr. Alspaugh served on the board of KPMG International and was responsible for implementing the strategy of the global organization, which included member firms in 150 countries and more than 100,000 employees. Mr. Alspaugh holds a BBA degree (summa cum laude) in accounting from Baylor University. Mr. Alspaugh is currently a member of the boards of directors of Ball Corp., a supplier of metal and plastic packaging for beverages, food and household products, and of aerospace technologies and services to defense and civilian government agencies, Autoliv, Inc., a developer, manufacturer and supplier of safety systems to the automotive industry and DSG Technologies, Inc. Among other skills and qualifications, Mr. Alspaugh brings to our Board substantial global financial management and accounting expertise which is relevant to our business and has led the Board to determine that he is an “audit committee financial expert” as defined by the SEC. Additionally, Mr. Alspaugh’s extensive global management and leadership experience is relevant to his oversight role on our Audit Committee given the global nature of our operations and the related complexities. Mr. Alspaugh serves on our Audit Committee and our Corporate Governance and Nominating Committees, as well as the same board committees of Ball Corp. and of Autoliv, where he also serves as chairman of the audit committee.

Leslie G. Denend. Dr. Denend, age 70, has served as a director since January 2005. Dr. Denend was President of Network Associates, Inc., from December 1997 until May 1998. Since 1998, Dr. Denend has served on the boards of numerous public and private companies. Dr. Denend also was President and CEO of Network General Corporation from February 1993 until December 1997 and Chairman, President and CEO of Vitalink Communications Corporation from October 1990 until its acquisition by Network Systems Corp. in June 1991. Dr. Denend remained as a business unit president at Network Systems Corp. until December 1992. He was Executive Vice President at 3Com Corporation from January 1989 until October 1990. He was also a partner in McKinsey and Company from December 1984 until January 1989. Dr. Denend served as Executive Assistant to the Executive Director of the Council on International Economic Policy in the Executive Office of the President from August 1974 until August 1975, as a member of the National Security Council Staff from June 1977 until 1979, when he became the Special Assistant to the Assistant to the President for National Security Affairs, until January 1981. Dr. Denend also served as Deputy Director of the Cabinet Council on Economic Affairs from May 1982 until June 1983. Dr. Denend earned a Ph.D. and an M.B.A. from Stanford University and a B.S. from the U.S. Air Force Academy. He currently serves as a director of McAfee, Inc., a supplier of computer security solutions (and a wholly-owned subsidiary of Intel Corporation), and the United Services Automobile Association, a financial services company, and as chairman of the board of directors of Exponent, Inc., an engineering and scientific consulting firm. Dr. Denend brings to our Board, among other skills and qualifications, extensive board-level experience over his career and valuable insight on strategic development, operational and executive compensation matters. Dr. Denend’s substantial experience as CEO and in other senior executive positions at a number of high technology companies is particularly relevant to our Board and management team. Dr. Denend is the chair of the Compensation Committee of our Board and also serves on our Audit Committee. Dr. Denend also serves on the compensation committees of McAfee and Exponent and the audit committee of the United Services Automobile Association.

Alex W. (Pete) Hart. Mr. Hart, age 70, has served as a director since July 2006. Mr. Hart is currently Chairman of the Board and a director of SVB Financial Corp. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as Chief Executive Officer and from March 1994 to August 1996, as Executive Vice Chairman, of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider. Mr. Hart holds a bachelor’s degree in social relations from Harvard University. He is currently a member of the boards of directors of Fair Isaac Corporation, a predictive software company (since 2002), Global Payments, Inc., a payment services company (since 2001), and Mitek Systems, Inc., a mobile video technology company (since December 2010). Among other skills and qualifications, Mr. Hart has been an active participant in the payments and financial services industry for 42 years including as senior executive, director and consultant, and further, Mr. Hart’s payments industry experience ranges from executive roles at banks, issuers, acquirers and card associations, all of which provides unique insight into our business operations and strategy. The wide spectrum of Mr. Hart’s business and professional experience within the payments industry strongly complement the attributes of our other directors. Mr. Hart is the chair of our Corporate Governance and Nominating Committee. He also serves on the governance committees of Global Payments, SVB Financial and Mitek Systems, and on the compensation committees of Fair Isaac Corporation, Global Payments, SVB Financial and Mitek Systems.

Robert B. Henske. Mr. Henske, age 49, has served as a director since January 2005. Mr. Henske has served as a Managing Director of Hellman & Friedman LLC since July 2007. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s Chief Financial Officer from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and Chief Financial Officer of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm, where he was a partner. He holds a B.Sc. degree in Chemical Engineering from Rice University and an M.B.A. (with distinction) in Finance and Strategic Management from The Wharton School at the University of Pennsylvania. Mr. Henske also serves as chairman of the boards of directors of Activant Solutions, Inc., Datatel Inc. and SSP Holdings, and as a director of Iris Software Ltd., Goodman Global Inc. and Associated Materials LLC. Mr. Henske was previously a member of the boards of directors of Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank. In addition to other skills and qualifications, Mr. Henske brings to our Board significant finance and accounting experience through his former roles as chief financial officer of large, global companies in the high technology industry. Mr. Henske’s leadership and management experiences, including his service as a director and committee member on the boards of a number of companies, provide valuable insight on dynamics and operation of the Board, particularly in its oversight role. Mr. Henske is chairman of our Audit Committee, is one of our Audit Committee financial experts and serves on our Compensation Committee. Mr. Henske is also on the audit and compensation committees of Activant Solutions, Goodman Global, Datatel and Associated Materials.

Richard A. McGinn. Mr. McGinn, age 64, has served as a director since December 2008. Mr. McGinn is a general partner of MR Investment Partners, an investment advisory private equity firm, since April 2010. Prior to that, from August 2001 to April 2010, Mr. McGinn was a general partner of RRE Ventures, an investment advisory and venture capital firm. From October 1997 to October 2000, he served as the Chief Executive Officer at Lucent Technologies Inc., a telecommunications equipment provider which he joined in February 1996; and in which he was President and the Chief Operating Officer from February 1996 to October 1997. Prior to Lucent, Mr. McGinn served in various executive level positions at AT&T, a telecommunications service provider, including as Chief Executive Officer of AT&T Network Systems. Mr. McGinn holds a B.A. from Grinnell College. Mr. McGinn is currently a member of the boards of directors of American Express Co., a financial services company, and Viasystems Group Inc., a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions. Mr. McGinn brings to our Board, among other skills and qualifications, core business skills and insight into operations and management of large, global companies drawn from his senior executive roles at multi-national companies, including as chief executive officer. Our Board values Mr. McGinn’s expertise in the communications, networking and technology industries, as well as his insight into opportunities in mobile, online and new technologies. Mr. McGinn is a member of our Corporate Governance and Nominating Committee. He also serves on the compensation and nominating committees of American Express and on the compensation and audit committees of Viasystems Group.

Eitan Raff. Mr. Raff, age 69, has served as a director since October 2007. Mr. Raff currently serves as a financial consultant to Wolfson Clore Mayer Ltd. and as a senior advisor to Morgan Stanley. Mr. Raff also currently serves as a director of Israel Corporation Ltd. Mr. Raff is also the Chairman of the Management Committee of Hebrew University of Jerusalem and chairman of the public board of Youth Leading Change, a non-profit association, and previously served as the Accountant General (Treasurer) in the Israeli Ministry of Finance. Mr. Raff holds a B.A. and M.B.A. from the Hebrew University of Jerusalem. Mr. Raff also served as chairman of the boards of directors of Bank Leumi le Israel B.M., Bank Leumi (UK) plc and Bank Leumi USA from 1995 until 2010 and as chairman of the board of directors of Leumi Partners Investment House Ltd. from 2006 until 2010. Bank Leumi is a lender under our bank credit agreement and the aggregate outstanding loan and revolving credit commitment from Bank Leumi to us is less than $10 million. Mr. Raff brings to the Board, among other skills and qualifications, extensive and in-depth experience within the financial services industry, as well as global and cultural aspects of operations and business management relevant to our strategic development. Additionally, Mr. Raff provides unique perspectives on corporate governance and administration based on his long tenure with Bank Leumi. Mr. Raff is a member of our Corporate Governance and Nominating Committee. He currently serves on the audit committee of Israel Corp. While serving on the Bank Leumi le Israel B.M. board, Mr. Raff served on a number of committees of the board of directors, including the committees on credit, finance, administration, conflicts of interest and risk management.

Charles R. Rinehart. Mr. Rinehart, age 64, has served as a director since May 2006 and as our non-executive Chairman since March 2008. Mr. Rinehart served as the Chief Executive Officer of Downey Financial Corp. from September 2008 through December 2008. Downey Financial Corp. was the holding company for Downey Savings and Loan, a banking institution, which had experienced financial difficulties prior to Mr. Rinehart’s tenure. In December 2008, Downey Financial Corp. filed for Chapter 7 bankruptcy liquidation after Downey Savings and Loan was placed into receivership by the Federal Depository Insurance Corporation. Prior to Downey, Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Mr. Rinehart holds a bachelor’s degree in mathematics from the University of San Francisco. Mr. Rinehart is also a fellow of the Casualty Actuarial Society. Mr. Rinehart serves as a director of MBIA Inc., a provider of financial guarantee insurance, fixed-income asset management and other specialized financial services, and of The PMI Group, Inc., a provider of residential mortgage insurance and credit enhancement solutions. Within the last five years, Mr. Rinehart has also served as a director of Safeco Corp., Union Bank of California, the Federal Home Loan Board of San Francisco, and PacifiCare. Among other skills and qualifications, Mr. Rinehart has relevant executive-level experience in the financial services and insurance industries. Our Board values Mr. Rinehart’s knowledge in the areas of finance, financial management and risk oversight. Mr. Rinehart is the chairman of our Board and serves on our Audit Committee. He also serves on the audit committee and as chairman of the credit risk committee of MBIA, Inc. and on the audit committee of The PMI Group.

Jeffrey E. Stiefler. Mr. Stiefler, age 64, has served as a director since September 2008. Mr. Stiefler has been a senior leader and director of a number of companies, primarily in financial and business services. He is currently Venture Partner of Emergence Capital Partners. Mr. Stiefler joined Digital Insight as the company’s Chairman, President, and CEO in August 2003, prior to the company’s acquisition by Intuit in February 2007. From 1995 to 2003, Mr. Stiefler was an advisor to two private equity firms, McCown DeLeeuw and Co. and North Castle Partners. From 1993 to 1995, he was President and Director of American Express Company. He received his B.A. from Williams College and M.B.A. from the Harvard Business School. Mr. Stiefler is a director of LPL Investment Holdings Inc., a provider of technology and infrastructure services to independent financial advisors and to financial institutions, Taleo Corporation, a provider of talent management solutions, Fifth Third Processing Services, a provider of merchant acquisition and debit card processing services, LogicSource, a provider of outsourced print management services, and Touch Commerce Corporation, a provider of online interaction optimization solutions. Previously, Mr. Stiefler has served as President and CEO of IDS (a subsidiary of American Express Company), Senior Vice President for Citicorp’s Person-to-Person business unit, Vice-Chairman of Walker Digital Corp., and director of a number of companies, including National Computer Systems, TeleSpectrum, Outsourcing Solutions, CRC Health, and Education Lending Group. He has been a guest lecturer at a number of leading business schools including Harvard and Wharton. Mr. Stiefler brings to the Board, among other skills and qualifications, expertise in business operations and infrastructure based on nearly two decades in senior executive positions in the financial and business services industry. The Board values the diversity of Mr. Stiefler’s business experience, which ranges from venture-stage companies to mid-sized technology companies to large multinational companies, as well as his experiences as a lecturer in an educational setting. Mr. Stiefler serves on our Audit Committee and on our Compensation Committee. He also serves on the audit committee of LPL Investment Holdings, as lead director, chairman of the transaction committee, and on the governance committee of Taleo Corporation, as chairman of the board and compensation committee member for each of LogicSource, Touch Commerce and Fifth Third Processing Services.

There are no family relationships among any directors, nominees or executive officers of VeriFone.

Committee Membership

The table below summarizes membership information for each of the Board committees:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert W. Alspaugh	✓	—	✓
Douglas G. Bergeron	—	—	—
Leslie G. Denend	✓	✓ (Chairman)	—
Alex W. (Pete) Hart	—	—	✓ (Chairman)
Robert B. Henske	✓ (Chairman)	✓	—
Richard A. McGinn	—	—	✓
Eitan Raff	—	—	✓
Charles R. Rinehart	✓	—	—
Collin E. Roche(1)	—	✓	—
Jeffrey E. Stiefler(2)	✓	✓	—

✓ = Member

(1)	Mr. Roche did not stand for re-election at our Annual Meeting held June 30, 2010 and, accordingly, effective June 30, 2010, was no longer a member of the Compensation Committee.

(2)	Mr. Stiefler became a member of the Compensation Committee effective March 17, 2010.

Audit Committee Financial Expert

Our Board has determined that each of Robert W. Alspaugh and Robert B. Henske is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of GAAP to accounting for estimates, accruals, and reserves; (c) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

For the first half of fiscal year 2010 the Board retained the same fee levels as for fiscal years 2009, 2008 and 2007. In 2010, the Board and the Corporate Governance and Nominating Committee conducted a review of director compensation, which included an evaluation of peer group pay practices and recommendations by a third party compensation consultant engaged by the Corporate Governance and Nominating Committee. Following such review, and upon recommendation of the Corporate Governance and Nominating Committee, the Board implemented a revised director compensation plan for directors who are not our employees with effect from March 17, 2010.

Each non-employee director was entitled to receive an annual cash retainer and a meeting attendance fee for service on the Board and Board committees during fiscal year 2010 as follows:

	Fee prior to March 17, 2010	Fee effective March 17, 2010
Annual director retainer	$35,000	$45,000
Chairman of the Board retainer(1)	$45,000	$45,000
Annual committee chair retainers:
Audit Committee	$20,000	$20,000
Compensation Committee	$10,000	$10,000
Corporate Governance and Nominating Committee	$10,000	$10,000
Annual committee member retainers:
Audit Committee(2)	$10,000	$—
Compensation Committee(2)	$5,000	$—
Corporate Governance and Nominating Committee(2)	$5,000	$—
Board and committee meeting in-person attendance fee	$2,500	$1,500
Board and committee meeting telephonic attendance fee	$1,250	$1,500

(1)	The Chairman of the Board retainer is incremental to the annual director retainer.

(2)	Under the revised director compensation plan effective March 17, 2010, Board committee members no longer receive an annual committee member retainer.

All annual fees are paid in quarterly installments. In addition, under the revised director compensation plan effective March 17, 2010, each incumbent director is entitled to receive an annual equity award consisting of options to purchase shares of our common stock with a target value of $65,000 and restricted stock units with a target value of $65,000. Upon a director’s initial appointment to the Board, such director will receive an award of restricted stock units with a target value of $200,000. The grant date of director equity awards will be the first trading day in the month following our annual meeting and the exercise price of the stock option grants will be the closing price of our common stock on the grant date. The number of options will be determined based on the Black-Scholes fair value as of the date of grant and the number of restricted stock units will be determined based on the 60 day average share price as of the date of grant, in each case rounded to the nearest 500 options or units. The annual equity awards vest in full on the first anniversary of the grant date. A new director’s initial restricted stock unit award vests in annual installments over a four year period from award date. Stock options will have a term of seven years.

The following table sets forth a summary of the compensation earned by our non-employee directors for services in fiscal year 2010:

Name	Cash Fees	Stock Awards(1), (2)	Option Awards(1), (3)	All Other Compensation	Total
Robert W. Alspaugh	$78,875	$67,480	$55,914	$—	$202,269
Dr. Leslie G. Denend	$87,000	$67,480	$55,914	$—	$210,394
Alex W. (Pete) Hart	$68,250	$67,480	$55,914	$—	$191,644
Robert B. Henske	$89,125	$67,480	$55,914	$—	$212,519
Richard A. McGinn	$60,125	$67,480	$55,914	$—	$183,519
Eitan Raff	$60,125	$67,480	$55,914	$—	$183,519
Charles R. Rinehart	$115,000	$67,480	$55,914	$—	$238,394
Collin E. Roche(4)	$33,625	$—	$—	$—	$33,625
Jeffrey Stiefler	$74,500	$67,480	$55,914	$—	$197,894

(1)

During fiscal year 2010, each non-employee member of the Board was granted 3,500 restricted stock units and 5,500 stock options. Amounts shown in this column reflect the aggregate fair value of each award as of the grant date of such award computed in accordance with ASC 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards. The fair value of option awards was estimated using the Black-Scholes option pricing model in accordance with ASC 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed for the year ended October 31, 2010.

(2)	As of October 31, 2010, each of our non-employee directors held an aggregate of 3,500 restricted stock units.

(3)	As of October 31, 2010, the aggregate outstanding number of options held by each director is as follows: Mr. Alspaugh, 57,500 shares; Dr. Denend, 77,500 shares; Mr. Hart, 68,500 shares; Mr. Henske 77,000 shares; Mr. McGinn, 46,500 shares; Mr. Raff, 57,500 shares; Mr. Rinehart, 68,500 shares; and Mr. Stiefler, 57,500 shares.

(4)	Mr. Roche did not stand for re-election at our 2010 Annual Meeting of Stockholders held June 30, 2010 and, accordingly, ceased to be a member of our Board following that meeting.

OUR EXECUTIVE OFFICERS

The current executive officers of VeriFone and their ages are as follows:

Name	Age	Position
Douglas Bergeron	50	Chief Executive Officer
Robert Dykes	61	Senior Vice President and Chief Financial Officer
Albert Liu	38	Senior Vice President, General Counsel and Corporate Secretary
Jeff Dumbrell	41	Executive Vice President
Elmore Waller	62	Executive Vice President, Integrated Solutions
Eliezer Yanay	51	President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia

Biographical information for Mr. Bergeron is set forth above.

Robert Dykes. Mr. Dykes has served as Senior Vice President since September 2, 2008 and as Chief Financial Officer since September 9, 2008. Prior to joining VeriFone, Mr. Dykes was Chairman and CEO of NebuAd Inc., a provider of targeted online advertising networks. Before joining NebuAd, from January 2005 to March 2007, Mr. Dykes was Executive Vice President, Business Operations and Chief Financial Officer of Juniper Networks, Inc., a provider of network infrastructure to global service providers, enterprises, governments and research and educational institutions. From February 1997 to December 2004, Mr. Dykes was Chief Financial Officer and President, Systems Group, of Flextronics International Ltd., a provider of design and electronics manufacturing services to original equipment manufacturers. From October 1988 to February 1997, Mr. Dykes was Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation, a provider of software and services that address risks to information security, availability, compliance, and information technology systems performance. Mr. Dykes also held Chief Financial Officer roles at industrial robots manufacturer Adept Technology and senior financial management positions at Ford Motor Company and at disc drive controller manufacturer Xebec. Mr. Dykes holds a Bachelor of Commerce in Administration degree from Victoria University, Wellington, New Zealand.

Albert Liu. Mr. Liu joined VeriFone in October 2008, as Senior Vice President, General Counsel and Corporate Secretary. In this capacity he also serves as Chief Compliance Officer. Prior to joining VeriFone, he was Vice President, Legal and Corporate Development, and Company Secretary for NETGEAR, Inc., a provider of networking solutions, since October 2004. Mr. Liu also previously served as General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a supplier of digital subscriber line testing equipment and General Counsel and Secretary for Yipes Enterprise Services, a provider of Ethernet connectivity services. Mr. Liu began practicing law with the firm of Sullivan & Cromwell in New York, advising clients on all aspects of corporate and securities law, leading public and private securities offerings, and negotiating and finalizing venture capital investments and contracts. Before entering the legal field, he was a software engineer at Tandem Computers. Mr. Liu is currently a member of the board of directors of Trunkbow International Holdings, Inc., a provider of technology platforms that enable mobile value-added services. He holds dual degrees in Computer Science and Political Science from Stanford University and a J.D (magna cum laude) from the University of California, Hastings College of the Law. He is a member of the State Bar of California.

Jeff Dumbrell. Mr. Dumbrell joined VeriFone in July 2002 where he served in various senior-level management roles within the company, most recently as Executive Vice President responsible for managing VeriFone’s growth initiatives in the United States, Canada, Northern Europe, Middle East and Africa. From December 2000 to July 2002, Mr. Dumbrell was Executive Director of Sales for B3 Corporation and he was National Sales Manager for BankServ from October 1999 to December 2000. Previously, Mr. Dumbrell was Western Regional Manager for The Quaker Oats Company where he had sales responsibility for managing Tier 1 retail customers. Mr. Dumbrell holds a M.B.A. from the University of San Francisco and a Bachelor of Science in Marketing from Clemson University.

Elmore Waller. Mr. Waller has served as Executive Vice President, Integrated Solutions since December 2004 and, since joining VeriFone in 1986, has served in a number of leadership positions including Senior Vice President and General Manager of the Worldwide Petro Division. Prior to working at VeriFone, Mr. Waller worked for 11 years at General Electric Company, serving in several financial management positions. Mr. Waller holds a M.B.A. from Syracuse University.

Eliezer Yanay. Mr. Yanay serves as President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia and is responsible for VeriFone’s operations in Israel, as well as business development, sales and marketing in Continental Europe, South East Europe and Asia. From November 2006 to March 2009, Mr. Yanay served as President of VeriFone Israel and Managing Director of Middle East. Mr. Yanay joined VeriFone following its acquisition of Lipman Electronic Engineering in November 2006. Mr. Yanay had served at Lipman as Executive Vice President of Sales and Marketing since September 2001 where his responsibilities included management of worldwide sales and marketing activities, management of the corporate sales and marketing department and oversight of Lipman’s non-U.S. subsidiaries. Before joining Lipman, Mr. Yanay held various senior-level positions at Shira Computers Ltd. (a subsidiary of VYYO Inc.) and Scitex Corporation, Ltd. Mr. Yanay holds a Bachelor of Arts in Psychology from Tel Aviv University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes the principles, policies, and practices that formed the foundation of our compensation program in fiscal year 2010 and explains how they applied to our named executives for fiscal year 2010, who are our Chief Executive Officer, Douglas G. Bergeron; our Senior Vice President and Chief Financial Officer, Robert Dykes; our Executive Vice President managing the United States, Canada, Northern Europe, Middle East and Africa, Jeff Dumbrell; our Executive Vice President, Integrated Solutions, Elmore Waller; and our President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia, Eliezer Yanay. We refer to these executive officers as our “named executives.”

Compensation Program

Objectives

We believe that highly talented, dedicated, and results-oriented management is critical to our growth and long-term success. Our compensation program, which is subject to the oversight of our Board of Directors and its Compensation Committee, is designed to:

•	Attract, motivate, and retain management talent of high quality in a competitive market;

•

Align our management’s interests with long-term stockholder value by providing for a significant portion of management’s compensation in the form of stock options, restricted stock units, and other stock-based awards the value of which depends upon the performance of our common stock;

•

Tie each named executive’s compensation to our success during the most recent fiscal year, measured in large part by our financial and operational performance and any variations in stockholder value during that period;

•

Tie a portion of each named executive’s compensation to that executive’s individual performance in supporting our goals for the fiscal year as outlined by the Board, in order to encourage and reflect individual contributions to our overall performance by rewarding individual achievement;

•

Ensure that each named executive’s compensation is at appropriate and competitive levels relative to each other and to senior executives at companies that we have identified as peer group companies, including certain of our competitors; and

•

Permit, to the extent deemed appropriate by our Compensation Committee, the bonuses paid to our named executives to be tax deductible to us as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Implementing Our Objectives

The Compensation Committee determines the compensation for each of the named executive officers. The Compensation Committee evaluates base salaries and short-term and long-term incentive awards as tools to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate for our named executives. We believe the most important indicator of whether our compensation objectives are being met is whether we have motivated our named executives to deliver superior performance, particularly with respect to financial performance and stockholders returns, and incentivized executives performing in line with our expectations to continue their careers with us.

The financial performance targets that we establish for our named executives are set at the beginning of each fiscal year based on our operating plan for the whole company. The financial forecasts that form our operating plan reflect our company-wide growth targets and align with our strategic objectives for VeriFone. In order to incentivize our named executives, the financial performance targets used for purposes of executive compensation are generally set at the operating plan targets for performance at the higher end of the range of our planned growth. Our operating plan reflects what our management and Board believes we could achieve if we execute well on our operational strategies and goals.

Elements of Executive Compensation

Each compensation component is structured to recognize individual performance and to incentivize both short and long-term performance. Our compensation program consists of the following short-term and long-term components:

Short-term components

•	Base salary

•	Variable annual and quarterly or semi-annual performance-based cash bonus awards

•	Variable annual performance-based equity awards, such as restricted stock units or stock options

•	Additional discretionary or one-time cash bonus awards for exceptional individual performance

•	Benefits and perquisites

Long-term component

•	Periodic grants of long-term equity-based awards, including restricted stock units and stock options

The foregoing elements combine to promote the compensation objectives that we have outlined above. The Compensation Committee believes that a mix of both short-term cash and equity incentives and long-term equity incentives are appropriate to implement our overall compensation program. The Compensation Committee sets base salaries and benefits and perquisites at levels that are designed to provide a competitive level of compensation in order to achieve our objective of attracting, motivating and retaining management talent of high quality in a competitive environment. The Compensation Committee structures performance-based cash bonus awards to provide our named executives with compensation that rewards the achievement of our quarterly and annual goals and other near term stockholder value-creation strategies. The Compensation Committee uses equity incentive awards to motivate named executives to achieve superior performance over a longer period of time and to tie the majority of each named executive’s compensation to long-term stockholder value creation. In determining the amount of the compensation awarded to a particular named executive, the Compensation Committee considers the following factors:

•	Whether the short and long-term components of the compensation package, in absolute as well as relative terms, assure that appropriate recognition, incentives and retention value are maintained;

•	Our share price performance during the fiscal year;

•

Our performance during the fiscal year as measured against projections of our performance prepared by management for the fiscal year, including projections in respect of revenue, as adjusted, and net income, as adjusted, per share;

•

Information prepared by the Compensation Committee’s outside independent executive compensation consultant, Compensia, as described under “Competitive Data” and “Role of Compensation Consultants” below, including information with respect to the compensation plan arrangements of technology companies with revenues comparable to ours and selected peer companies; and

•

Evaluations prepared by our Chief Executive Officer with respect to the individual performance of each of our other named executives consistent with our compensation objectives. In making recommendations with respect to named executive officers other than himself, our Chief Executive

Officer evaluates the performance of the executives against the performance goals set for each executive and considers the executive’s responsibilities and compensation in relation to other officers. Our Chief Executive Officer does not make recommendations about his own compensation.

Based on the foregoing factors as well as the objectives described above, the Compensation Committee considers the total compensation that may be awarded to the named executive including the allocation among base salary, performance based bonuses, equity incentives and benefits and perquisites. The Compensation Committee also takes into account the prior year’s annual cash compensation of each named executive as well as how total compensation compares as between individual named executives. For our Chief Executive Officer, the Compensation Committee also considers his equity holdings, including equity awards previously granted to him and the vesting schedules of such awards. Except as described above, the Compensation Committee does not take into account amounts realized from prior compensation or payable upon termination or change of control in determining total compensation. The Compensation Committee’s goal in awarding compensation is to award compensation that is reasonable in relation to the objectives of our compensation program when all elements of potential compensation are considered.

Mix of Compensation Elements

As discussed above, we weigh compensation for the named executives primarily towards short-term performance-based compensation and long-term equity compensation. In addition, for fiscal year 2010 our Compensation Committee determined to award each named executive a short-term performance-based equity award in the form of restricted stock units with vesting contingent upon our achievement of a specified net income, as adjusted, per share financial target for fiscal year 2010, and, for our Chief Financial Officer, the additional target that no material weakness is reported following completion of the audit for our fiscal year ended October 31, 2010. See “Grants of Plan-Based Awards” below for information about fiscal year 2010 equity awards to our named executives. However, we do not have any pre-established targets relating to the mix between base salary, short-term performance-based compensation and long-term equity compensation. The Compensation Committee makes a determination as to the particular mix of a named executive’s total compensation for a particular year based on its review of the factors described above relating to how base salaries, short-term performance-based compensation and long-term equity compensation are set in each year.

Executive Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines which apply to our chief executive officer and each executive officer who is a direct report to our chief executive officer. The guidelines require our chief executive officer to own a minimum number of shares of our common stock valued at approximately three times his annual base salary, and for each executive who is a direct report to the chief executive officer to own a minimum number of shares of our common stock valued at approximately such executive’s annual base salary. Under these guidelines, only vested restricted stock units and owned stock count toward the ownership level. An executive has a five year period over which to achieve the target ownership level. Ownership and progress toward guidelines will be reviewed annually by the Compensation Committee.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to comply with the limitations of Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting, and motivating our named executives. No named executive received annual compensation in fiscal year 2010 that exceeded the $1 million limit for purposes of Section 162(m). Our Bonus Plan provides for performance based awards within the meaning of Section 162(m) and the Compensation Committee generally intends to grant awards under the Bonus Plan that are performance based within the meaning of Section 162(m).

Role of CEO in Determining Executive Compensation for Named Executives

As noted above, in connection with the determination of compensation for executive officers, Mr. Bergeron provides recommendations to the Compensation Committee; however, Mr. Bergeron does not make a recommendation as to his own compensation. While the Compensation Committee uses this information and values Mr. Bergeron’s recommendations, the Compensation Committee ultimately approves the compensation program for named executives. Mr. Bergeron was not present at any Compensation Committee discussions regarding his own compensation.

Speculative Transactions

In accordance with our insider trading policy, we do not permit any employee, including the named executives, to enter into any derivative or hedging transaction on our stock (including short-sales, market options, equity swaps or other equity derivatives or hedging transactions).

Employment-Related Agreements with Named Executives

We may enter into employment agreements with one or more of our named executives if we determine that an employment agreement is necessary to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the named executive and the importance of the particular position, or if the Compensation Committee determines that an employment agreement is necessary and appropriate to attract, motivate, and retain executive talent in light of market conditions, the prior experience of the executive, or our practices with respect to other similarly situated employees. Based on an evaluation of these factors, we entered into an amended and restated employment agreement with our Chief Executive Officer, Mr. Bergeron, during the fiscal year ended October 31, 2009, which continues Mr. Bergeron’s employment with VeriFone through October 31, 2012. The terms of this employment agreement are described below under “Employment Agreement with our Chief Executive Officer.”

Employment Agreement with our Chief Executive Officer

In the first half of fiscal year 2009, our Compensation Committee undertook a review of the compensation program for Mr. Bergeron, our Chief Executive Officer, in light of the pending expiration of his January 2007 amended and restated employment agreement (the “2007 Employment Agreement”) on October 31, 2009. The Compensation Committee was mindful of Mr. Bergeron’s role in VeriFone’s performance since July 2001 and VeriFone’s continuing success. In conducting its review, the Compensation Committee also considered Mr. Bergeron’s compensation history with VeriFone, equity holdings and the vesting schedule of his equity awards to assess the extent to which those holdings and the remaining unvested awards helped to serve the Compensation Committee’s goal of retaining and motivating Mr. Bergeron. In addition, the Compensation Committee also conducted an evaluation of compensation levels, mix of compensation components and compensation structure for chief executive officers of peer group companies based on data provided by Compensia, an independent executive compensation consultant, and took into consideration the stock performance of VeriFone relative to the stock performance of peer group companies during the preceding 12 months.

Our Compensation Committee determined that renewal of Mr. Bergeron’s 2007 Employment Agreement was appropriate but also sought to establish a program that provided for both near term and long term incentives for Mr. Bergeron to promote increased value for our stockholders, including through share price appreciation, consistent with the aim of the 2007 Employment Agreement. To achieve these objectives, the Compensation

Committee determined that it would be appropriate to combine time-based stock options, which would incentivize consistent performance over the vesting term, and performance-based equity awards based on achieving substantial improvement in financial and operating performance as measured by a non-GAAP net income per share financial target, which would reward near term performance.

Based on the Compensation Committee’s review, on April 8, 2009, we entered into an amended and restated employment agreement with Mr. Bergeron (the “2009 Employment Agreement”) which superseded the remaining employment term of Mr. Bergeron under the 2007 Employment Agreement. The 2009 Employment Agreement provides for an annual base salary for fiscal year 2009, subject to annual increases in subsequent fiscal years at the discretion of the Board upon recommendation of the Compensation Committee, and for potential annual cash bonuses. Annual bonus eligibility and any related bonus target will be determined for each year by the Compensation Committee in its discretion. Annual bonuses may be between 0% and 200% of the target bonus, based on Mr. Bergeron’s performance and the achievement of performance criteria to be established by our Compensation Committee. Further, to the extent that the Compensation Committee establishes an annual cash bonus target that is conditioned upon VeriFone’s financial performance meeting specified targets, the Compensation Committee may, in its discretion, include a provision requiring that any bonus actually paid to Mr. Bergeron be reimbursed to VeriFone in the event or to the extent that, during a time period established by the Compensation Committee at the time such incentives are established, VeriFone announces a restatement of its financial results, a result of which is that the relevant performance threshold would no longer be met.

Under the 2009 Employment Agreement, Mr. Bergeron’s fiscal 2009 annual base salary was $700,000, which was the same as Mr. Bergeron’s annual base salary for each of fiscal year 2008 and 2007, with no target bonus for fiscal year 2009. For fiscal year 2010, the Compensation Committee recommended and the Board approved an annual base salary of $800,000 for Mr. Bergeron, and an annual bonus target of $1.0 million. See “Determination of Compensation” and “Fiscal Year 2010 Bonus Determinations” in this CD&A for information regarding Mr. Bergeron’s compensation for fiscal year 2010.

Under the 2009 Employment Agreement, Mr. Bergeron is entitled to an initial stock option award and an annual equity award, in each case the amount, terms and condition to be determined by the Board upon recommendation by the Compensation Committee, but would not be entitled to any further compensation benefits under the 2007 Employment Agreement, including with respect to the performance RSUs granted under that agreement. In connection with the execution of the 2009 Employment Agreement, for fiscal 2009 Mr. Bergeron received a grant of 150,000 time-based stock options which vest over a four year period and cliff vest as to 25% on the first anniversary of the vesting commencement date, and a grant of 150,000 performance-based stock options which may be earned based upon our achieving a non-GAAP net income per share financial target for fiscal 2009 as set by our Board of Directors. The target for this grant was achieved and the shares subject to these earned options vested and became exercisable on October 31, 2010. For fiscal year 2010 Mr. Bergeron received an equity award of 257,142 restricted stock units. These equity award grants to Mr. Bergeron are discussed under “Long-Term Equity Incentive Compensation” below.

The term of the 2009 Employment Agreement ends on October 31, 2012, subject to automatic renewal for additional one-year periods six months prior to the termination date. If Mr. Bergeron’s employment is terminated without cause or if Mr. Bergeron terminates his employment for good reason, then Mr. Bergeron may be entitled to severance equal to one year’s current base salary and bonus paid for the immediately previous fiscal year provided that any severance payments are conditioned on Mr. Bergeron’s compliance with the noncompetition and nonsolicitation provisions of the 2009 Employment Agreement. We have the option to extend the noncompetition and nonsolicitation period for an additional year, by paying Mr. Bergeron an additional year’s severance. In the event of a termination of Mr. Bergeron’s employment without cause or if Mr. Bergeron terminates his employment for good reason, Mr. Bergeron will be entitled to receive continuation of medical benefits for two years following the termination date on terms substantially the same as in effect immediately preceding the termination. Certain of our equity awards to Mr. Bergeron also include provisions for acceleration upon a qualifying termination in connection with a change of control. A qualifying termination occurs if

Mr. Bergeron’s employment is terminated other than for cause or if he resigns for good reason in the period beginning 90 days prior to a change in control and ending 12 months after a change in control. A change in control means any of the following events, subject to specified exceptions:

•	any person or group of persons becomes the beneficial owner of 40% or more of our outstanding voting securities;

•	the consummation of a merger or similar transaction that requires the approval of our stockholders (either for the transaction itself or for the issuance of securities);

•	the sale of all or substantially all of our assets; and

•	our liquidation or dissolution.

See “Potential Payments Upon Termination or Change of Control.”

Severance Agreement with our Chief Financial Officer

Mr. Dykes became our Chief Financial Officer on September 9, 2008. We entered into a severance agreement with Mr. Dykes effective September 2, 2008. Similar to Mr. Bergeron’s employment agreement, Mr. Dykes’ severance agreement requires us to provide specified payments and benefits to Mr. Dykes if we undergo a change in control that results in a qualifying termination.

If there is a qualifying termination, we must pay Mr. Dykes, within 10 days following the date of termination, a sum equal to the total of (i) Mr. Dykes’ base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred, (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan and (iii) Mr. Dykes’ annual base salary during the six-month period immediately prior to the date of termination. In connection with a qualifying termination, we must also provide Mr. Dykes with continuing health insurance and related benefits for six months following the date of termination.

In the event of a change in control, the severance agreement also provides for the full vesting of any stock options, restricted stock and other stock-based rights held by Mr. Dykes pursuant to our 2006 Equity Incentive Plan. The agreement provides for modification to these payments and other benefits in order to mitigate the tax effects on Mr. Dykes of a specified federal excise tax.

Under the severance agreement, Mr. Dykes has agreed that in the event of a tender or exchange offer, proxy contest or the execution of an agreement whose consummation would constitute a change in control, he will not voluntarily leave his employment with us (other than as a result of disability, mandatory retirement or for good reason) until the change in control occurs or is terminated. The severance agreement continues in effect until we give 12 months’ written notice of cancellation, but the agreement ends immediately if Mr. Dykes’ employment is terminated more than 90 days before a change in control.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law.

Determination of Compensation

Role of Compensation Consultants

We and the Compensation Committee consult from time to time with executive compensation consultants and consider the compensation levels of companies within our industry and other industries that compete for the same talent. Neither we nor the Compensation Committee has maintained any long-term contractual relationship with any compensation consultant, but in recent years the Compensation Committee has retained an independent executive compensation consultant in connection with its review of compensation for the named executives. Periodically, the Compensation Committee also retains compensation consultants to assist in the design of programs that affect named executive compensation. As described below, in fiscal year 2010, the Compensation Committee used market data and analysis from Compensia in reviewing our compensation levels and the proposed structure of the compensation program for our Chief Executive Officer and other named executives. Compensia did not provide any services to VeriFone other than the services requested by the Compensation Committee. In addition, we subscribe to certain third party compensation survey services that allow us and the Compensation Committee to access reports and compensation survey data detailing compensation practices at peer companies and in the relevant geographical locations for benchmarking purposes.

Competitive Data

Our Compensation Committee relies upon market data and executive compensation data and trends of our peer group companies from three primary third party sources: Compensia, Equilar, Inc., a provider of executive compensation benchmarking solutions, and Radford, a provider of compensation market intelligence to the technology and life sciences industries. For fiscal year 2010, our Compensation Committee engaged Compensia to prepare for presentation to the Compensation Committee analyses and reports, including an analysis of base salary and merit increase metrics and short and long-term incentive plan practices in the general high technology industry and an evaluation of the competitiveness of our executive compensation program which focused on current trends and practices in pay-for-performance, short-term incentive plans and executive and company-side long-term incentive grants among peer group companies as well as the general high technology market. In addition, the Compensation Committee reviewed a detailed compensation assessment prepared by Compensia of our Chief Executive Officer compensation program compared to that of peer group companies. The peer group companies reviewed and approved by the Compensation Committee are primarily technology companies, some of which compete with us for business or for executive personnel. The Compensation Committee’s intent was to choose peer group companies that have one or more attributes significantly similar to us, including size (evaluated on the basis of revenue and market capitalization), location, general industry, or products. The Compensation Committee reviewed this and other benchmarking data and market trends derived from additional surveys and market information with representatives of our Human Resources department. The following companies made up the peer group companies for fiscal year 2010:

Advocent Corporation	Intermec
Brocade Communications Systems	MICROS Systems
Cadence Design Systems	Novell
Checkpoint Systems	Palm
CSG Systems International	Tibco Software
Electronics for Imaging	Varian
Heartland Payment Systems	Zebra Technologies

The Compensation Committee used the compensation data and market trends described above as one of a number of factors in its decisions regarding compensation, and generally used such data and trends as a reference point rather than as a strict benchmarking tool in making decisions as to whether the contributions of each named executive are properly reflected in his compensation. The Compensation Committee also gave great weight to our business performance, including performance under several financial metrics, and individual performance as described below in its executive compensation decisions. It did not, however, separately consider the historical performance or future projected performance trends of any of these peer group companies relative to our historical performance or future projected performance trends for executive compensation purposes. The Compensation Committee applied a similar approach with respect to determinations of change of control or termination payments for our named executives, as further described below under “Potential Payments Upon Termination or Change of Control.”

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive, all existing elements of compensation (including base pay, cash bonus awards, and long-term compensation in the form of equity awards). The Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies in an effort to set each element of compensation at a level such that the aggregate total compensation for each named executive is at or above the median levels of peer group companies surveyed as appropriate to retain and motivate our most talented and experienced executives.

Base Salary

The objective of base salary is to provide fixed compensation to a named executive that reflects individual job responsibilities, experience, value to our company, and demonstrated performance. For fiscal year 2010, the salaries for the named executives were determined by the Compensation Committee based on its subjective evaluation of a variety of factors including the following:

•	The scope and importance of the named executive’s responsibilities.

•	The contribution and experience of the named executive.

•	Competitive market information regarding salaries.

•	Overall compensation trends and economic conditions for peer group companies and the broader technology market.

•	The importance of retaining the named executive along with the competitiveness of the market for the named executive’s role and responsibilities.

•	The base salary of the named executive in prior fiscal years.

•	The base salary of individual named executives as compared with each other.

•	For our Chief Executive Officer, the detailed analysis of our CEO’s compensation program by Compensia.

•	As to the named executives other than the Chief Executive Officer, the recommendation of our Chief Executive Officer based on his subjective evaluation of the individual’s performance.

Base salaries are typically reviewed annually in the first quarter of each fiscal year in connection with annual performance reviews and adjusted to take into account the factors described above.

Fiscal Year 2010 Annual Base Salary Determination

The Compensation Committee set fiscal year 2010 annual base salaries of the named executives as follows:

Named Executives	Fiscal Year 2010 Annual Base Salary
Douglas G. Bergeron	$800,000
Robert Dykes	$425,000
Jeff Dumbrell	$315,000
Elmore Waller	$325,000
Eliezer Yanay(1)	$342,618

(1)	Mr. Yanay’s annual base salary is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual base salary of ILS 1,248,500 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar.

For the fiscal year ended October 31, 2010, the Compensation Committee generally set the annual base salary of each of our named executives after consideration of a number of factors, including similar arrangements in place at our peer group companies, the total fiscal year 2010 compensation package to be set for each named executive as well as total compensation in past fiscal years, the extent of each named executive’s performance during the past fiscal year, the extent of relevant experience of each named executive, and each named executive’s expected role and scope of responsibilities within our company for fiscal year 2010. The Compensation Committee also takes into consideration any significant increase in a particular named executive’s responsibilities compared to the previous year.

The fiscal year 2010 base salary amount for Mr. Bergeron was set by the Compensation Committee in December 2009. In determining Mr. Bergeron’s salary level (and compensation) for fiscal year 2010 the Compensation Committee engaged Compensia, an independent executive compensation consultant, to prepare an assessment of the components of Mr. Bergeron’s compensation against peer group company data. The Compensation Committee evaluated Mr. Bergeron’s leadership and performance as well as our overall fiscal and stock price performance against peer group companies in determining the compensation levels appropriate to retain and incentivize Mr. Bergeron. The companies forming part of our peer group are identified under “Determination of Compensation—Competitive Data” of the CD&A included in this Proxy Statement.

In establishing Mr. Bergeron’s fiscal year 2010 base salary, the Compensation Committee considered that Mr. Bergeron’s then current base salary level was below the 50th percentile of peer group company base salary levels, that our share price had increased by 100% from April 2009 when Mr. Bergeron’s salary was set for fiscal 2009 notwithstanding the global recession, that Mr. Bergeron’s continued leadership and management skills in executing on key business strategies during an extremely difficult macroeconomic environment and the Compensation Committee’s confidence in Mr. Bergeron’s performance and leadership based on its insight of our financial performance. In addition, the Compensation Committee was mindful that Mr. Bergeron’s base salary level had remained the same for three consecutive years from 2007 through 2009, and in particular that when the Company and Mr. Bergeron entered into a new employment agreement in April 2009, Mr. Bergeron had foregone any salary increase for fiscal 2009 in light of the weak economy at the time. Ultimately, the Compensation Committee determined that setting Mr. Bergeron’s fiscal year 2010 base salary level at just above the 50th percentile of peer group companies was the appropriate level to retain and incentivize Mr. Bergeron.

Performance-Based Bonuses

Each of our named executives was eligible for performance-based bonuses as a component of overall compensation as well as to provide an incentive and reward for superior performance over the short-term. For fiscal year 2010, Mr. Bergeron was eligible for an annual performance-based bonus. In addition to an annual performance-based bonus, Mr. Dykes was eligible for semi-annual performance-based bonuses and each of Messrs. Dumbrell, Waller and Yanay was eligible for quarterly performance-based bonuses. Quarterly bonuses are generally paid in cash in the fiscal quarter following the applicable period’s performance and are intended to account for approximately 75% of the aggregate bonus compensation for our named executives. The semi-annual bonus for Mr. Dykes is intended to account for approximately 35% of his aggregate bonus compensation and is paid in June for the first six months of our fiscal year and in December for the last six months of our fiscal year. Annual bonuses are typically approved by the Board upon recommendation of the Compensation Committee and paid in the first fiscal quarter of each year based on our financial performance during the prior fiscal year and in part on the individual performance of the named executives, in each case based on pre-established targets and objectives.

In setting annual bonus compensation, which is usually intended to account for all of the bonus compensation of our CEO and at least one-fourth of overall bonus compensation of our other named executives, the Compensation Committee determines a target dollar value for annual bonus awards at the beginning of the fiscal year. Under the 2009 Employment Agreement, the Compensation Committee has the discretion to deliver between 0% and 200% of the target annual bonus compensation for our CEO. For fiscal year 2010, one-half of Mr. Bergeron’s target annual bonus may be paid at the discretion of the Board based on Mr. Bergeron’s performance during fiscal year 2010 and the remaining one-half may be paid at between 0% and 150% based on VeriFone achieving a target non-GAAP net income per share set by the Board at the time the Board set the target annual bonus.

For our other named executives, the Compensation Committee generally allocates at least 80% of a named executive’s total performance bonus based on objective performance-based factors. For fiscal year 2010, 100% of Mr. Dykes’ semi-annual bonus and 85% of each of Messrs. Dumbrell, Waller and Yanay’s total performance bonus were based on objective performance-based factors, which are as follows:

•

Our actual corporate financial performance in comparison to internal financial performance forecasts prepared by our management and presented to the Compensation Committee and the Board of Directors in the first quarter of each fiscal year. This includes overall financial performance on a consolidated basis as well as performance of individual business units which a named executive is responsible for managing.

•

Our stock price performance as compared to internal stock price appreciation targets and the stock price appreciation of our peers during the prior fiscal year. For purposes of this evaluation, our peers are those companies listed under “Competitive Data” above.

•

Performance objectives for the business units managed by each named executive and individual performance objectives for each named executives, including considerations relating to increased responsibilities performed by a named executive during the fiscal year which were not contemplated when the named executive’s target bonus was established.

•	Performance considerations relating to unforeseen events during the prior year.

These factors are described in further detail below:

Objective Portion of Bonuses

1. Financial Performance

In the first quarter of each fiscal year, the Compensation Committee and the Board of Directors receives financial forecasts from management. Based on its review of the financial forecasts and its assessment of the probability of achieving these forecasts, after consultation with management and the full Board, the Compensation Committee sets financial performance metrics for the named executives. These metrics serve as the primary basis for the Compensation Committee’s evaluation of corporate financial performance. These financial performance metrics are set forth below:

Financial Performance Metric	Description
Revenue, as adjusted(1), (3)	Growth in revenue, as adjusted, is an essential component of long-term success and viability. Revenue, as adjusted, is used by us in addition to revenue recognized in accordance with generally accepted accounting principles (“GAAP”), and is a non-GAAP financial measure.
Net income, as adjusted and net income, as adjusted, per share(2), (3)	Growth in net income, as adjusted and net income, as adjusted, per share provides an indicator of our ability to generate returns on our operations and fund future growth. These are non-GAAP financial measures that we have historically used to evaluate our performance and compare our current results with those for prior periods as well as with the results of other companies in our industry. These non-GAAP financial measures have also been used by investment analysts to evaluate our performance. We also refer to this metric as non-GAAP net income per share.

(1)	For fiscal year 2010, revenue, as adjusted, was calculated by adding back the amortization of step-down in deferred revenue on acquisitions to our GAAP revenue. We refer to this measure as non-GAAP net revenues in our reports of our financial results on Form 8-K.

(2)	Net income, as adjusted, and net income, as adjusted, per share are non-GAAP financial measures that we use in addition to GAAP results to evaluate our performance and compare our results to other companies. We refer to these measures as non-GAAP net income and non-GAAP net income per share in our reports of our financial results on Form 8-K. Net income, as adjusted, per share is calculated by excluding the following GAAP items from net income (loss) as reported: acquisition-related expenses (excluding fair value adjustments related to certain acquired contracts); restructuring costs; amortization of purchased intangibles, non-cash interest expense related to our adoption in our first quarter of fiscal year 2010 of ASC 470-20, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion; legal settlements; post-restatement incremental professional services fees and stock-based compensation, all presented on an after-tax basis, as well as changes in the valuation allowance of deferred tax assets.

(3)	Each fiscal quarter and for each fiscal year we report these metrics, which we refer to as non-GAAP net revenues, non-GAAP net income and non-GAAP net income per share in our reports of our financial results on Form 8-K. For the fiscal year ended October 31, 2010, our GAAP financial statements and the items to reconcile to our non-GAAP financial measures are described and included in our Form 8-K filed December 2, 2010 for our fourth quarter and fiscal year 2010 results; Form 8-K filed August 24, 2010 for our third quarter 2010 results; Form 8-K filed May 26, 2010 for our second quarter 2010 results and Form 8-K filed March 2, 2010 for our first quarter 2010 results.

The Compensation Committee views financial performance as the most important factor in determining a named executive’s annual bonus. A summary of our actual achievement against the above company-wide financial metric targets for the corporate component of our named executives’ performance-based awards for fiscal year 2010 is disclosed under “Fiscal Year 2010 Bonus Determinations—Determination of 2010 Target Bonus Amount.” In addition to the above, a portion of the fiscal year 2010 quarterly performance-based bonus for each of Messrs. Dumbrell, Waller and Yanay was measured against pre-established contribution and gross margin targets for the business units that each manages.

2. Stock Price Performance

In accordance with the compensation program goal of tying executive compensation to stock price performance, the Compensation Committee places significant weight on the stock price performance of our common stock in setting annual bonus awards. In particular, the Compensation Committee considers the relative performance of our stock price to the stock price of our peers that are identified under “Competitive Data” above when evaluating the compensation structure that would best achieve our compensation objectives.

3. Individual and Organizational Performance

The Compensation Committee recognizes that it is important to reward individual contributions measured based on performance goals set for each named executive that reflect our overall corporate business strategy as well as business unit-specific strategic and financial goals and other particular areas of importance for the business units managed by each named executive. Up to fifty percent of a named executive’s annual bonus may be based on such individual performance goals.

A portion of each named executive’s bonus as set forth below under “Individual Bonus Targets” is evaluated based on attainment of pre-established personal and organizational, or business unit-specific, performance objectives. Generally, in the first quarter of each fiscal year, the Compensation Committee sets a list of individual performance goals for our Chief Executive Officer after meeting with him. The Compensation Committee also reviews the individual performance goals that the Chief Executive Officer recommends for the other named executives and makes adjustments to those performance goals as it deems appropriate.

After the completion of the fiscal year, the Compensation Committee meets with the Chief Executive Officer to review whether the Chief Executive Officer’s pre-established individual performance goals were met and to provide the Chief Executive Officer with an opportunity to present what he believes are his significant contributions to our company for the fiscal year. The Compensation Committee also reviews the individual performance of each other named executive with the Chief Executive Officer. In determining the overall individual performance of each named executive other than the Chief Executive Officer, the Compensation Committee places substantial weight on the Chief Executive Officer’s recommendations and their discussions with the Chief Executive Officer regarding the performance of the other named executives.

4. Difficulty of Achieving Performance Targets

In formulating the performance targets for executive compensation the Compensation Committee balances the consideration of the likelihood of achievement for these performance targets with the effectiveness of such targets in incentivizing our named executives’ performance. The Compensation Committee aims to set company-wide and business-unit specific financial performance targets that are expected to be possible, but not easy, to achieve with meaningful effort. On a year over year basis, the Company typically plans for double-digit percentage growth in each of non-GAAP revenue, non-GAAP net income and non-GAAP net income per share when setting Plan targets, after taking into account growth opportunities, strategic initiatives and market position as well as any countervailing considerations. Therefore, in general, unless there are unusual or unexpected factors affecting key markets for the Company or a key business unit or region or if a named executive officer fails to adequately execute on planned initiatives, it is probable, though not certain, that targets will be achieved at 100%. We estimate that there is generally less than a 50% chance that targets are achieved at materially greater than 100%. In fiscal year 2010, the corporate level targets were achieved in the range of 100th percentile to 150th percentile, in each case rounded to the nearest tenth percentile. Business-unit specific financial performance was achieved in the range of 40th percentile to 140th percentile, in each case rounded to the nearest tenth percentile.

5. Unforeseen Events

After the end of the fiscal year, the Compensation Committee reviews our actual performance against each of the financial and stock price performance metrics. In determining the extent to which the financial and stock price performance metrics are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. To the extent appropriate, the Compensation Committee will also consider the nature and impact of such events in the context of the bonus determination.

We do not have a formal policy on the adjustment or recovery of awards or payments if the relative performance measures are restated or otherwise adjusted for our named executives other than with respect to the outstanding performance equity awards for Mr. Bergeron. For Mr. Bergeron, in certain circumstances in which we restate financial results such that the performance condition for an equity award tranche would no longer be met, then such award would be forfeited. However, the Compensation Committee expects that named executives will forfeit or return any award or payment to the extent that such award or payment was incorrectly awarded or paid because the relevant performance measures used to determine such award or payment are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. As an example, the Compensation Committee requested (and our former Chief Financial Officer agreed), that our former Chief Financial Officer would upon departure from the company forfeit quarterly bonus payments previously received in respect of fiscal year 2007 because such quarterly bonus payments were awarded on the basis of financial performance measures that, following the company’s restatement of its interim results for fiscal year 2007, were not met.

Discretionary Portion of Bonuses

Although the Compensation Committee believes that the bulk of the bonus should normally be based on objective measures of financial and stock performance, the Compensation Committee believes that in certain circumstances more subjective performance elements are also important in setting the bonus compensation of named executives.

1. Individual Bonus Targets

A portion of a named executive’s bonus target may be awarded based on a subjective evaluation of the named executive’s performance. For fiscal year 2010, approximately 15% of the total cash bonus target for each of Messrs. Dumbrell, Waller and Yanay was awarded each quarter based on whether he met or exceeded the expectations of our CEO following our CEO’s subjective review of his individual performance during each quarter. This performance assessment is evaluated subjectively and typically based on qualitative factors such as management abilities and staff development.

2. Compensation Committee Discretion

A named executive’s bonus award may be adjusted based on the Compensation Committee’s subjective evaluation of the named executive’s individual performance. In addition, the Compensation Committee has the discretion, in appropriate circumstances, to award a bonus less than the amount determined by the objective steps set out above, including to award no bonus at all. The Compensation Committee also has the discretion to award special additional discretionary bonuses for exceptional performance or for the achievement of specific accomplishments that the Compensation Committee, after consultation with management, has determined are of significant importance to us.

Fiscal Year 2010 Bonus Determinations

Determination of 2010 Target Bonus Amount

In the first quarter of each fiscal year, the Compensation Committee sets a target bonus amount for each named executive. The target bonus takes into account all factors that the Compensation Committee deems relevant, with a focus on the objectives of our compensation program. In particular, the Compensation Committee evaluates individual and company performance during the last fiscal year and then existing competitive market conditions for executive talent in determining the target bonus of the named executives in the current fiscal year. The Compensation Committee also places significant weight on the recommendation of and discussions with our Chief Executive Officer in setting target annual bonus compensation of the other named executives for the fiscal year.

A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2010 is disclosed below:

	Actual Company Achievement
	(in thousands except per share data)
Financial Performance Measure(1)	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Revenue(2)	$223,400	$240,712	$261,455	$276,000	$464,112	$537,455	$1,001,567
Non-GAAP Net Income(3)	22,514	25,272	31,923	36,142	47,786	68,065	115,851
Non-GAAP Net Income per Share (diluted)	—	—	—	—	—	—	$1.32

	Percentile of Attainment of Company-Wide Plan Target
	(rounded to nearest tenth percentile)
Attainment percentile:
Non-GAAP Revenue(2)	100th	110th	110th	110th	110th	110th	110th
Non-GAAP Net Income(3)(4)	120th	120th	140th	150th	120th	140th	140th
Non-GAAP Net Income per Share (diluted)	—	—	—	—	—	—	140th

(1)	Refer to disclosures under “Objective Portion of Bonuses” in this CD&A for further description of how the Company determines these non-GAAP financial performance measures.

(2)	A reconciliation of non-GAAP revenue to GAAP revenue for the periods presented is as follows (in thousands):

	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Revenue	$223,400	$240,712	$261,455	$276,000	$464,112	$537,455	$1,001,567
Acquisition adjustments	—	—	—	(29)	—	(29)	(29)

GAAP Revenue	$223,400	$240,712	$261,455	$275,971	$464,112	$537,426	$1,001,537

(3)	The percentile of the Company’s achievement against the Company-wide plan targets for non-GAAP net income, rounded to the nearest tenth percentile, was in the 140th, 150th and 140th percentile, for the third fiscal quarter, fourth fiscal quarter and second half of fiscal year 2010, respectively. However, at the discretion of the Board and Compensation Committee performance-based awards were paid out at attainment levels at the 130th percentile for the third fiscal quarter and at the 120th percentile for each of the fourth fiscal quarter and second half of fiscal year 2010.

(4)	A reconciliation of non-GAAP net income to GAAP net income for the periods presented is as follows (in thousands):

	Q1	Q2	Q3	Q4	H1	H2	FY
Non-GAAP Net Income	$22,514	$25,272	$31,923	$36,142	$47,786	$68,065	$115,851
Revenue adjustments	—	—	—	(29)	—	(29)	(29)
Amortization of purchased intangibles	(9,594)	(8,638)	(8,668)	(8,989)	(18,232)	(17,657)	(35,889)
Acquisition, restructuring and other non-recurring operating expense	(2,842)	823	(162)	371	(2,019)	209	(1,810)
Stock-based compensation	(4,683)	(3,996)	(5,462)	(6,920)	(8,679)	(12,382)	(21,061)
Non-cash interest and other expense	(3,510)	(3,484)	(3,677)	(3,745)	(6,994)	(7,422)	(14,416)
Tax effect of adjustments	8,736	10,248	4,585	32,612	18,984	37,197	56,181

GAAP Net Income	$10,621	$20,225	$18,539	$49,442	$30,846	$67,981	$98,827

Weighted average number of shares used in computing non-GAAP Net Income per Share and GAAP Net Income per Share							87,785

Annual Target Bonus

For fiscal year 2010, the Compensation Committee approved the following annual target bonuses for the named executives:

Named Executive	Target Annual Bonus
Douglas G. Bergeron	$1,000,000
Robert Dykes	$180,000
Jeff Dumbrell	$37,500
Elmore Waller	$42,500
Eliezer Yanay(1)	$34,303

(1)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual bonus amount of ILS 125,000 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar.

For fiscal year 2010, each named executive’s annual bonus was based entirely on performance-based objectives. Under the 2009 Employment Agreement, Mr. Bergeron may receive between 0% and 200% of his target annual bonus. For fiscal year 2010, Mr. Bergeron may receive between 0% and 150% of one-half of his annual target bonus based on whether our non-GAAP net income per share for fiscal year 2010 meets or exceeds a target set by the Board consistent with VeriFone’s plan and forecasts at the beginning of the fiscal year. The rest of his annual bonus is based on Mr. Bergeron’s personal performance as determined by the Board with consideration of VeriFone’s overall financial performance and the Board’s evaluation of Mr. Bergeron’s execution on strategic initiatives and leadership. Accordingly, Mr. Bergeron may receive a bonus that is greater or less than his annual target bonus, depending on whether, and to what extent performance and other conditions are satisfied and the Board’s evaluation of the his performance, up to a maximum total cash bonus of 200% of his target annual bonus. Each named executive other than the Chief Executive Officer may receive between 0% and 100% of the portion of his annual target bonus that is measured against pre-set personal and organizational objectives which are business-unit specific for each named executive, which for fiscal year 2010 constitutes one-half of each named executive’s target annual bonus. The remaining half of the target annual bonus is measured based on our actual corporate financial performance compared to the financial forecasts developed at the beginning of the fiscal year may be paid at 0% or, for achievement at or above 80% of the target, based on the actual percent of achievement. Accordingly, each named executive may receive an annual bonus that is greater or less than his annual target bonus, and which could be zero.

For fiscal year 2010, for each of Messrs. Dykes, Dumbrell, Waller and Yanay, 50% of the annual bonus was allocated based on the achievement of pre-set targets for net revenues, as adjusted, and net income, as adjusted. The remaining 50% of the annual bonus for each of these named executives was allocated based on a set of business unit-specific criteria consistent with overall corporate goals and objectives, with each given equal weighting toward the business-unit specific component of a named executive’s annual bonus. For Mr. Dykes, the business unit-specific criteria for fiscal year 2010 were enhancement of the financial processes, completion of key organizational initiatives and program objectives, achievement of goals related to expense controls and operational efficiencies and other achievements above the normal scope of Mr. Dykes’ position such as contributions to corporate-level business development or strategic transactions. For Messrs. Dumbrell, Waller and Yanay, the business unit-specific criteria for fiscal year 2010 were strategic growth and business development efforts, achievement of budgeting expense controls and operations efficiencies as to the business unit that each such named executive manages and business unit contribution to corporate initiatives and successes, including expansion into emerging markets.

The following table provides a summary of the annual bonus performance targets, weighting of each and award for fiscal year 2010:

Named Executive	Fiscal Year 2010 Performance Goals	Weighting	Minimum	Maximum
Douglas G. Bergeron	Net income, as adjusted, per share	50%	$—	$750,000
	Board review of performance	50%	$—	$1,250,000

Robert Dykes	Net Revenues, as adjusted	25%	$—	$45,000	(1)
	Net income, as adjusted	25%	$—	$45,000	(1)
	Business unit-specific criteria	50%	$—	$90,000

Jeff Dumbrell	Net Revenues, as adjusted	25%	$—	$9,375	(1)
	Net income, as adjusted	25%	$—	$9,375	(1)
	Business unit-specific criteria	50%	$—	$18,750

Elmore Waller	Net Revenues, as adjusted	25%	$—	$10,625	(1)
	Net income, as adjusted	25%	$—	$10,625	(1)
	Business unit-specific criteria	50%	$—	$21,250

Eliezer Yanay(2)	Net Revenues, as adjusted	25%	$—	$8,576	(1)
	Net income, as adjusted	25%	$—	$8,576	(1)
	Business unit-specific criteria	50%	$—	$17,151

(1)	These amounts represent achievement at 100%. In the event we achieve net revenues, as adjusted or net income, as adjusted above 100% of the target for each such financial metric, the annual bonus based on such metric shall be earned at the actual percent of achievement for each of Messrs. Dykes, Dumbrell, Waller and Yanay.

(2)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, the components of Mr. Yanay’s annual bonus have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar.

Annual Bonus Awards

A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2010 is provided under “Fiscal Year 2010 Bonus Determinations—Determination of 2010 Target Bonus Amount” of this CD&A. For fiscal year 2010, our actual net revenues, as adjusted, and net income, as adjusted exceeded the target for each such financial metric set at the beginning of the fiscal year. As a result, Mr. Bergeron earned a payout at 150% as to the portion of his annual bonus based on such financial metric. Following the end of fiscal year 2010, our Compensation Committee undertook a review of VeriFone’s financial performance compared to peer group companies as measured by growth in revenues, net income, operating income, market capitalization and total shareholder return as prepared and reported by Compensia at the Compensation Committee’s request. Based on the level and extent which VeriFone’s financial growth and performance exceeded that of the peer group companies, as well as Mr. Bergeron’s performance in execution on strategic initiatives and leadership as evaluated by the Board, our Compensation Committee determined that Mr. Bergeron should be paid at the maximum 200% payout of his annual bonus target.

For fiscal year 2010, each of our named executives earned a payout at above 100% for the portion of their annual performance-based bonus based on net revenues, as adjusted, and net income, as adjusted, measured against the target for each such financial metric set at the beginning of the fiscal year. See “Determination of 2010 Target Bonus Amount” of this CD&A.

Each of Messrs. Dykes, Dumbrell and Waller achieved 100% of his business unit-specific criteria and received a payout on the business unit-specific component of his performance based annual bonus award equal 100% of the target amount. Mr. Yanay achieved his business unit-specific criteria at 101% and received a payout of 101% of the target amount for such bonus component. The business unit-specific portion of the annual bonus of each of Messrs. Dykes, Dumbrell, Waller and Yanay is measured based on personal and key organizational objectives including business development, budgeting expense controls and operations at the business unit level. For Mr. Dykes, these criteria were enhancement of financial processes, completion of key organizational initiatives and program objectives, achievement of goals related to expense controls and operational efficiencies and other achievements such as contributions to corporate-level business development or strategic transactions. For each of Messrs. Dumbrell, Waller and Yanay, the criteria were strategic growth and business development efforts, achievement of budgeting expense controls and operational efficiencies and business unit contribution to corporate initiatives and successes, including expansion into emerging markets. The criteria are given equal weighting within the business unit criteria component.

The initial assessment of achievement of these business unit criteria is performed by Mr. Bergeron, who interfaces directly with each named executive officer throughout the year and observes and evaluates each named executive officer’s execution at both the business unit level and the corporate level. Mr. Bergeron’s recommendation is then presented to the Compensation Committee for review and approval. For fiscal year 2010, targets were established such that a named executive officer would receive achievement in most cases at a maximum of 100% of the business unit level component of the annual bonus if he executes well and meets or exceeds expectations as to all the criteria for his business unit. The Compensation Committee has the discretion to determine that a named executive officer has achieved the business-unit specific criteria at greater than 100%, although we expect that the Compensation Committee would do so infrequently and in limited circumstances. For fiscal year 2010, the Compensation Committee determined, with input from Mr. Bergeron, that Mr. Yanay achieved exceptional execution on every key initiative for his business unit, including a strategic transaction in Korea and operational efficiencies related to the transition of certain manufacturing activities to a contract manufacturer, such that the Compensation Committee deemed it appropriate to acknowledge and award an achievement by Mr. Yanay at above the 100% level.

The following tables show the total annual bonus award made to our named executives for fiscal year 2010:

Named Executive	Fiscal Year 2010 Annual Bonus Paid
Douglas G. Bergeron	$2,000,000
Robert Dykes	$201,420
Jeff Dumbrell	$41,963
Elmore Waller	$47,558
Eliezer Yanay(1)	$38,557

(1)	Mr. Yanay’s annual bonus amount is set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s annual bonus amount of ILS 140,500 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar.

Determination of 2010 Semi-Annual or Quarterly Target Bonus Amounts

In the first quarter of each fiscal year, the Compensation Committee sets quarterly, or in the case of Mr. Dykes semi-annual, bonus targets for each of our named executives other than our CEO. Mr. Dykes’ semi-annual bonus target is awarded based solely on performance-based goals established by the Compensation Committee and performance-based objectives recommended to the Compensation Committee by the CEO following discussion with Mr. Dykes. Approximately 80% of the quarterly bonus targets of each of Messrs. Dumbrell, Waller and Yanay, which we refer to as performance target bonus in the below table, is awarded if performance-based goals established by the Compensation Committee for the quarter are met. The remaining 20% of such bonus targets, which we refer to as individual bonus in the below table, is not based on pre-set objectives, but rather is awarded if the named executive has met or exceeded the expectations of our CEO based on our CEO’s subjective review of the named executive’s individual performance during the quarter.

For fiscal year 2010, 50% of the semi-annual performance bonus for Mr. Dykes was based on the corporate financial performance metrics and 50% of such bonus was measured on achieving performance objectives specific to the organization managed by Mr. Dykes, which included implementing the remediation of our material weakness in internal control over financial reporting, cost-savings and expense-control measures, managing the development of the finance organization and business infrastructure, developing growth strategies and implementing operational and process improvements.

Each of Messrs. Dumbrell, Waller and Yanay’s quarterly performance target bonus was based on (1) the corporate financial performance metrics, (2) the contribution by his business unit to our operating income for the quarter, referred to as the contribution margin and (3) the gross margin achieved by his business unit for the quarter. For fiscal year 2010, 50% of each of Messrs. Dumbrell, Waller and Yanay’s quarterly performance target bonus was based on achievement of the corporate financial performance metrics, 25% was based on achievement of the contribution margin targets and 25% was based on achievement of gross margin targets. The business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific gross margin and contribution margin improvements built into our company-wide plan and year over year growth goals. If Messrs. Dumbrell, Waller or Yanay’s business units achieved between 80% and 100% of his contribution margin goals, he may be entitled to receive a reduced portion of the performance-based quarterly bonuses attributed to contribution margin goals. The gross margin goals must be attained at 100% in order for any payout of the quarterly bonus attributed to the gross margin goals. Each such named executive’s performance-based bonus could also exceed 100% of the target performance-based quarterly bonus if his business units contributed in excess of 100% of his performance-based goal.

The Compensation Committee approved the following target bonuses for fiscal year 2010 for the named executives:

	First Half of Fiscal Year 2010		Second Half of Fiscal Year 2010		Total
Named Executive	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus
Robert Dykes	$50,000	—	$50,000	—	$100,000	—

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Total
Named Executive	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus	Performance Target Bonus	Individual Target Bonus
Jeff Dumbrell	$22,500	$5,625	$22,500	$5,625	$22,500	$5,625	$22,500	$5,625	$90,000	$22,500
Elmore Waller	$25,500	$6,375	$25,500	$6,375	$25,500	$6,375	$25,500	$6,375	$102,000	$25,500
Eliezer Yanay(1)	$20,582	$5,145	$20,582	$5,145	$20,582	$5,145	$20,582	$5,145	$82,328	$20,580

(1)	Mr. Yanay’s bonus amounts are set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s quarterly bonus amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar.

Semi-Annual or Quarterly Bonus Awards

The following semi-annual or quarterly bonus awards were actually paid to our named executives in fiscal year 2010:

	First Half of Fiscal Year 2010		Second Half of Fiscal Year 2010		Total
Named Executive	Performance Bonus Paid (1)	Individual Bonus Paid	Performance Bonus Paid (1)	Individual Bonus Paid	Performance Bonus Paid (1)	Individual Bonus Paid
Robert Dykes(2)	$52,950	—	$53,350	—	$106,300	—

	First Fiscal Quarter		Second Fiscal Quarter		Third Fiscal Quarter		Fourth Fiscal Quarter		Total
Named Executive	Performance Bonus Paid (1)	Individual Bonus Paid	Performance Bonus Paid (1)	Individual Bonus Paid	Performance Bonus Paid (1)	Individual Bonus Paid	Performance Bonus Paid (1)	Individual Bonus Paid	Performance Target Paid (1)	Individual Target Paid
Jeff Dumbrell(3)	$21,806	$5,625	$—	$5,625	$19,074	$5,625	$23,873	$5,625	$64,753	$22,500
Elmore Waller(4)	$27,094	$6,375	$30,078	$6,375	$31,630	$6,375	$28,464	$6,375	$117,266	$25,500
Eliezer Yanay(5)	$23,500	$5,145	$22,339	$5,145	$15,035	$5,145	$15,045	$5,145	$75,919	$20,580

(1)	Calculated as 50% based on corporate achievement against pre-established financial metrics and 50% based on achievement of pre-established organization-specific objectives. A summary of our actual achievement against company-wide financial performance metrics used as targets for the corporate components of our named executives’ performance-based awards for fiscal year 2010 is provided under “Fiscal Year 2010 Bonus Determinations—Determination of 2010 Target Bonus Amount” of this CD&A.

(2)	Mr. Dykes achieved his organization-specific performance objectives at 100% of target for each of the first half of fiscal year 2010 and the second half of fiscal year 2010. Mr. Dykes’ compensation does not include an individual bonus component.

(3)

The performance target bonus payments to Mr. Dumbrell were based in part on the achievement of preset targets for the contribution margin and gross margin of Mr. Dumbrell’s business unit. For fiscal year 2010, the business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific gross margin and contribution margin improvements built into our company-wide plan and year over year growth goals. For fiscal year 2010, Mr. Dumbrell’s achievement of these targets, rounded to the nearest tenth percentile, were 80th percentile for contribution margin and 100th percentile for gross margin in Q1; 40th percentile for contribution margin and 90th percentile for gross margin in Q2; 80th percentile for contribution margin and 100th percentile for gross margin in Q3; and 90th percentile for contribution margin and 100th percentile for gross margin in Q4. The individual bonus amounts paid to

Mr. Dumbrell for fiscal year 2010 were based on our CEO’s subjective review of Mr. Dumbrell’s individual performance, which took into consideration, among other factors, staff management and development, business strategy execution, sales forecast accuracy and inventory management.

(4)	The performance target bonus payments to Mr. Waller were based on the achievement of preset targets for the contribution margin and gross margin of Mr. Waller’s business unit. For fiscal year 2010, the business unit’s gross margin and contribution margin targets for each fiscal quarter were determined based on specific gross margin and contribution margin improvements built into our company-wide plan and year over year growth goals. For fiscal year 2010, Mr. Waller’s achievement of these targets, rounded to the tenth percentile, were 100th percentile for contribution margin and 90th percentile for gross margin in Q1; 140th percentile for contribution margin and 100th percentile for gross margin in Q2; 160th percentile for contribution margin and 100th percentile for gross margin in Q3; and 120th percentile for contribution margin and 100th percentile for gross margin in Q4. The individual bonus amounts paid to Mr. Waller for fiscal year 2010 were based on our CEO’s subjective review of Mr. Waller’s individual performance, which took into consideration, among other factors, staff management and development, business strategy execution, sales forecast accuracy and inventory management.

(5)	Mr. Yanay’s bonus amount is set and paid in Israeli Shekels. For disclosure purposes, Mr. Yanay’s bonus amounts have been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar. The performance target bonus payments to Mr. Yanay were based on the achievement of preset targets for the contribution margin and gross margin of Mr. Yanay’s business unit. For fiscal year 2010, Mr. Yanay’s achievement of these targets, rounded to the tenth percentile, were 120th percentile for contribution margin and 110th percentile for gross margin in Q1; 100th percentile for both contribution margin and for gross margin in Q2; 70th percentile for contribution margin and 90th percentile for gross margin in Q3; and 90th percentile for contribution margin and 90th percentile for gross margin in Q4. The individual bonus amounts paid to Mr. Yanay for fiscal year 2010 were based on our CEO’s subjective review of Mr. Yanay’s individual performance, which took into consideration, among other factors, staff management and development, business strategy execution, sales forecast accuracy and inventory management.

Additional Discretionary Bonus

Under our compensation policy, the Compensation Committee may exercise discretion to award an additional bonus to certain named executive officers upon recommendation of our chief executive officer in the event such named executive officer has achieved actual results for or executed on an initiative in a manner that exceeds performance expectations. Our executive compensation programs do not include any automatic acceleration for any element of performance-based compensation regardless of level of achievement, and this discretionary component provides the Compensation Committee with the ability to award for exceptional achievement on a case-by-case basis.

The Compensation Committee considers proposed awards of discretionary bonus amounts after it has reviewed and approved each element of each named executive officer’s bonus compensation for the fiscal year. The Compensation Committee then determines whether or not to award any discretionary bonus in light of each named executive officer’s achievements and total incentive compensation earned for the fiscal year by each named executive officer.

Prior to any discretionary award, the Compensation Committee further considers our overall performance (based on the company-wide financial measures), and generally no discretionary award will be awarded absent our meeting or exceeding our company-side financial measures. At the end of the fiscal year the Compensation Committee also evaluated each named executive’s performance meeting or exceeding expectations and level of responsibility.

For fiscal year 2010, based on a consideration of the relevant factors for each of Messrs. Dykes, Dumbrell, Waller and Yanay, our chief executive officer proposed a total incentive compensation amount for each of

Messrs. Dykes, Dumbrell, Waller and Yanay that was intended to incorporate a discretionary additional award of approximately 15% to 25% of the incentive award targets for each such named executive officer. We deemed this percentage range of additional award appropriate based on the achievements against company-wide and business unit-specific financial performance measures at the 110th to 150th percentile (rounded to the nearest tenth percentile) in a large portion of the performance measuring periods for fiscal year 2010. For fiscal year 2010, the Compensation Committee also considered the extent of our company-wide achievement of financial growth and performance as compared to our peer group companies in determining to award discretionary bonuses to the named executives. Following its evaluation, the Compensation Committee approved awards of discretionary bonuses for fiscal year 2010 to four of our named executives as follows.

Named Executive	Fiscal 2010 Earned Incentive Compensation	Approved Total Fiscal 2010 Incentive Compensation	Discretionary Bonus Award
Robert Dykes(1)	$307,720	$350,000	$42,280
Jeff Dumbrell(2)	$129,216	$150,000	$20,784
Elmore Waller(3)	$190,323	$229,000	$38,677
Eliezer Yanay(4)	$135,055	$159,000	$23,945

(1)	The Compensation Committee awarded Mr. Dykes an additional discretionary bonus in the amount of $42,280 following the end of fiscal year 2010 based on Mr. Dykes’ execution on remediating the material weakness in accounting for income tax and for achievements in connection with our business development initiatives.

(2)	The Compensation Committee awarded Mr. Dumbrell an additional discretionary bonus in the amount of $20,784 following the end of fiscal year 2010 based on Mr. Dumbrell’s strong performance above expectations in achieving results for the North American region, management of corporate growth in Europe and additional responsibilities over initiatives in Northern Europe.

(3)	Mr. Waller earned an additional discretionary bonus award of $38,677 for significant contributions toward achievement of corporate goals for fiscal year 2010, strong performance in staff development and growth of our taxi and media business.

(4)	The Compensation Committee approved an additional discretionary bonus of $23,945 to Mr. Yanay for fiscal year 2010. During fiscal year 2010, Mr. Yanay demonstrated continued strong performance in the regions he manages and made key contributions to business development initiatives. Mr. Yanay’s bonus amounts are set and paid in Israeli New Shekels. For disclosure purposes, Mr. Yanay’s bonus amount of ILS 87,256 has been converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar.

Short and Long-Term Equity Incentive Compensation

On an annual basis, the Compensation Committee determines whether to make equity incentive awards to each named executive, with the exception of our Chief Executive Officer, whose employment agreement provides that he will receive an annual equity award unless otherwise determined by the Board. See “Employment-Related Agreements with Named Executives—Employment Agreement with our Chief Executive Officer” above.

Amount of Incentive Compensation. The amount of equity incentive compensation and mix between short and long-term equity grants, if any, awarded each year to the named executives, other than our Chief Executive Officer, is determined by the Compensation Committee in consultation with our Chief Executive Officer after taking into account our overall compensation program objectives. These grants are intended to serve as incentives for our named executives to remain with us, continue performance at levels consistent with our corporate objectives and to tie a substantial amount of their overall compensation to the long-term performance of our common stock. In making awards of options and restricted stock units for our named executives, the Compensation Committee determined that at least one-third of total compensation for each of the named executives other than Mr. Bergeron should be in the form of these awards to ensure that the interests of each of our named executives is aligned with the interests of our stockholders. The Compensation Committee has determined that the value of equity awards for purposes of the incentive compensation determination should be based on the value of the underlying common stock on the date of grant.

Mix of Awards. We view stock options as a way to link the compensation of our named executives directly to value creation for our stockholders, because the amount that a named executive realizes from stock options depends solely on the increase in value of our common stock from the grant date of the option. We view restricted stock units, which are an unsecured promise to deliver shares of our common stock, as a method to economically place each recipient of a restricted stock unit in the same position as a stockholder because the amount that a recipient ultimately receives from a restricted stock unit depends on the actual value of shares of common stock when the shares underlying the restricted stock units are delivered. In addition, more recently, we have used performance-based equity awards which we view as a means to incentivize achievement of specific corporate objectives. The Compensation Committee considers all of these alternatives in determining the appropriate mix of equity awards to achieve the proper allocation of performance and retention incentives.

Vesting of Long-Term Incentives. Generally stock options granted with time-based vesting become exercisable as to 25% of the grant approximately one year after the grant date and as to the remainder of the grant in equal quarterly installments over the following three years. The stock option life is seven years from the date of grant and offers named executives the right to purchase the stated number of shares of our common stock at an exercise price per share determined on the date of grant. Stock options have value only to the extent the price of our shares on the date of exercise exceeds the applicable exercise price.

Stock options granted with performance-based criteria are earned upon achievement of one or more specified performance target and become exercisable over a preset vesting schedule usually within one year of the date the option award is earned.

Restricted stock units that are granted with time-based vesting generally vest as to 25% of the grant one year after the grant date and as to the remainder in equal quarterly installments over the following three years and upon vesting, shares of our common stock are deliverable on a one-for-one basis. Restricted stock units granted with performance-based criteria vest upon achievement of one or more set targets on the specified target date, usually within one year of the date the award is granted, and are forfeited if the targets are not met as specified.

Accounting Considerations. All equity grants are accounted for in accordance with ASC 718 (formerly SFAS No. 123(R), Share-Based Payment). It should be noted that the Compensation Committee did not attribute significant weight to the stock-based compensation charges that would be recorded for accounting purposes for the grants of options and restricted stock units granted to our named executives in light of the fact that these items do not directly relate to the achievement of our compensation objectives.

Equity Grant Procedures. Equity awards to our employees are generally awarded only on dates that the Compensation Committee meets. As a result of this procedure, we have generally awarded equity grants to our named executives based on and immediately following an annual review of employee equity awards, except in the case of our Chief Executive Officer who has in the past received equity awards as part of his employment agreement. For fiscal year 2010, the annual review for our named executives, including our Chief Executive Officer, was completed in December 2009. The grant date is set as the first trading day of the month following Board approval of the equity award, and the exercise price is the fair market value of our Common Stock based on the stock closing price, as traded on the NYSE, on the grant date.

Fiscal Year 2010 Equity Incentive Determinations

In December 2009, following its evaluation of short and long-term incentive plan practices and market trends as described above in this CD&A under “Determination of Compensation,” our Compensation Committee granted each of our named executives a performance-based restricted stock unit award contingent upon

VeriFone’s achievement a pre-set financial metric and a restricted stock unit that time vests over four years. The Compensation Committee determined to structure the named executive equity awards as restricted stock units rather than stock options as a means to encourage executive ownership of VeriFone stock, consistent with the stock ownership guidelines implemented for our executives during fiscal year 2010. In addition to peer group data and market practices, at this meeting the Compensation Committee also took into consideration the exercise prices of the equity awards held by our named executives and the fact that our named executives were excluded from VeriFone’s November 2009 stock option exchange offer in determining what level of equity award would appropriately incentivize our named executive.

The performance-based restricted stock unit award vests on the first anniversary of the grant date if fiscal year 2010 non-GAAP income per share is at or above a target set by the Compensation Committee in December 2009, and is forfeited if the fiscal year 2010 non-GAAP income per share is below such target. Mr. Dykes’ performance-based restricted stock unit award was additionally contingent upon the completion of the financial audit of VeriFone’s financial statements for fiscal year 2010 with no material weakness reported. The restricted stock unit award granted with time-based vesting vests as to 25% of the grant approximately one year after the grant date and as to the remainder in equal quarterly installments over the following three years.

The following sets forth the fiscal year 2010 equity incentive awards, including the factors considered by the Compensation Committee in setting each such award:

Named Executive	Performance- Based Restricted Stock Unit Award (Shares) (1), (2)	Restricted Stock Unit Award with Time-Based Vesting (Shares) (2)
Douglas G. Bergeron(3)	128,571	128,571
Robert Dykes(4)	14,286	14,285
Jeff Dumbrell(5)	38,571	38,571
Elmore Waller(5)	38,571	38,571
Eliezer Yanay(5)	52,857	52,857

(1)	The performance targets set by the Compensation Committee for the performance-based restricted stock unit awards were achieved for fiscal year 2010 and vested on January 4, 2011, the first anniversary of the grant date. For further information on these equity incentive awards see “Grants of Plan-Based Awards” below.

(2)	In the first quarter of fiscal year 2010, the Compensation Committee engaged Compensia to prepare assessments of long-term incentive grant trends and practices. Based on market and trend information provided by Compensia, the Compensation Committee determined that some component of long-term incentive awards to named executive officers should be in the form of restricted stock units and/or stock options. Further, the Compensation Committee determined that of these equity awards, 50% should be contingent on performance, such as financial performance, and 50% should have time-based vesting, in order to incentivize and retain the named executive officers while aligning pay with shareholder value. In general, as to each named executive, the Compensation Committee placed more significance on a value-based approach for equity awards over other factors. For fiscal year 2010, prior to the grant of such award, each named executive was given a choice to elect to receive their equity award either in the form of restricted stock units or the equivalent value in the form of stock options, in each case with value determined by the Compensation Committee based on peer group data as further described below. Each named executive elected to receive their equity award for fiscal year 2010 in the form of restricted stock units.

(3)

In setting the fiscal year 2010 equity grants awarded to Mr. Bergeron, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our chief executive officer compensation program. The Compensation Committee took into account that the ongoing equity grant value of Mr. Bergeron’s holdings of in-the-money equity awards, which consist of his fiscal year 2009 stock option grants, as measured using the Black-Scholes model at average stock prices at the time of the assessment, placed Mr. Bergeron at the 25th percentile compared to peer group companies, while our one and three-year financial performance as measured by revenue and market capitalization growth were in the top half compared to peer group companies, with 3-year revenue growth in particular above the 75th percentile. The Compensation Committee also considered our overall performance, Mr. Bergeron’s continued strong performance in his role as our chief executive, particularly Mr. Bergeron’s deep understanding and knowledge of the payments industry, and execution on key strategic and transformational initiatives. The Compensation Committee concluded that a fiscal year 2010 equity award with grant date value at approximately the 75th percentile of peer group company data would be appropriate to retain and incentivize Mr. Bergeron, which resulted in a total of 257,142 restricted stock units awarded to Mr. Bergeron with a grant date of January 4, 2010. The closing price of our common stock as traded on the NYSE on January 4, 2010 was $17.19.

(4)	In setting the fiscal year 2010 equity grants awarded to Mr. Dykes, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our executive compensation program. For Mr. Dykes, the Compensation Committee gave significant consideration to the ongoing equity grant value of Mr. Dykes’ holdings of in-the-money equity awards, which consist of his fiscal year 2009 stock option grants as measured using the Black-Scholes model at average stock prices at the time of the assessment, because such holdings placed Mr. Dykes at almost the top of the then-current data for peer group companies. The Compensation Committee also considered Mr. Dykes’ extensive experience as a chief financial officer of large listed companies, the value of his particular skill set with the requirements of our finance organization and the evaluation by Mr. Bergeron of Mr. Dykes’ contributions to both the finance organization and corporate-wide initiatives. The Compensation Committee concluded that a fiscal year 2010 equity award with grant date value at approximately the 50th percentile of peer group company data would be appropriate to retain and incentivize Mr. Dykes, which resulted in a total of 28,571 restricted stock units awarded to Mr. Dykes with a grant date of January 4, 2010. The closing price of our common stock as traded on the NYSE on January 4, 2010 was $17.19.

(5)	In setting the fiscal year 2010 equity grants awarded to each of Messrs. Dumbrell, Waller and Yanay, the Compensation Committee relied mainly on peer group and market data and pay-for-performance analysis prepared and presented by Compensia as part of its assessment of the competitiveness of our executive compensation program. For each of Messrs. Dumbrell, Waller and Yanay, the Compensation Committee took into account that the ongoing equity grant value of each named executive officer’s fiscal year 2009 stock option grants as measured using the Black-Scholes model at average stock prices at the time of the assessment, placed each such named executive officer at the mid-range of the 50th to 75th percentile of the then-current data for peer group companies. The Compensation Committee also considered our planned growth, including strategic transactions, in each named executive’s region, and the increased level of responsibilities each of Messrs. Dumbrell, Waller and Yanay had and is expected to take on as we expand into new geographic regions or markets, in each case based on input from Mr. Bergeron. The Compensation Committee concluded that a fiscal year 2010 equity award with grant date value at approximately the top of peer group company data would be appropriate to retain and incentivize each of Messrs. Dumbrell, Waller and Yanay, which resulted in a total of 77,142 restricted stock units awarded to each of Messrs. Dumbrell and Waller and a total of 105,714 restricted stock units awarded to Mr. Yanay, in each case with a grant date of January 4, 2010. The closing price of our common stock as traded on the NYSE on January 4, 2010 was $17.19.

Perquisites and Benefits

Other than with respect to Mr. Yanay, we do not provide perquisites or personal benefits (such as financial services, air travel (other than reimbursement for business travel), country club memberships or car allowances)

to the named executives other than standard health and welfare benefits available to all employees. We provide Mr. Yanay with the use of a car (including reimbursement of the tax effect of such benefit), study fund contributions, severance fund contributions and a recuperation allowance and other insurance benefits as is customary for executives in Israel, Mr. Yanay’s home country. We also reimbursed Mr. Yanay for the cost of his cellular telephone use (including reimbursement of the tax effect of such benefit). These benefits were previously provided to Mr. Yanay in connection with his employment at Lipman, which we acquired on November 1, 2006.

As disclosed in footnote 9 of the Summary Compensation Table of this CD&A, commencing January 2011, Mr. Dumbrell is on temporary international assignment in support of our Northern Europe, Middle East and Africa operations and business development initiatives. In connection with this assignment we requested that Mr. Dumbrell temporarily relocate to the United Kingdom, and are providing for certain housing, education and supplemental health and welfare coverage expenses and tax reimbursements for the term of this temporary assignment.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth compensation awarded to, paid to, or earned by VeriFone’s named executives during fiscal years 2010, 2009 and 2008.

Summary Compensation Table

	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)		Total ($)
Douglas G. Bergeron	2010	800,000		—		4,420,271		—		2,000,000	(4)	—	883		7,221,154
Chief Executive Officer	2009	700,000		—		—	(3)	1,176,330		—		—	7,828		1,884,158
	2008	700,000		—		—	(3)	—		—		—	7,614		707,614

Robert Dykes	2010	425,000		42,280	(6)	491,135		—		307,720	(8)	—	883		1,267,018
Senior Vice President and Chief Financial Officer(5)	2009	420,000		—		—		1,960,550		279,750	(8)	—	10,628		2,670,928
	2008	68,385	(5)	—		—		3,741,350	(7)	—		—	844		3,810,579

Jeff Dumbrell	2010	315,000		43,284	(10)	1,326,071		—		106,716	(11)	—	855		1,791,926
Executive Vice President(9)	2009	300,000		48,000	(10)			392,110		36,000	(11)	—	6,946		783,056
	2008	252,500		34,813				1,496,540		74,157		—	10,025		1,868,035

Elmore Waller	2010	325,000		64,177	(12)	1,326,071		—		164,824	(13)	—	879		1,880,951
Executive Vice President, Integrated Solutions	2009	315,000		29,000	(12)			607,438		150,984	(13)	—	828		1,103,250
	2008	315,000		35,500				—		29,375		—	864		380,739

Eliezer Yanay	2010	377,482	(14)	44,525	(15)	1,817,224		—		114,476	(16)	—	151,237	(17)	2,504,944
President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia	2009	352,477	(14)	28,014	(15)			392,110		89,434	(16)	—	136,291	(17)	998,326
	2008	203,008	(14)	—				1,309,473		77,100		—	80,534	(17)	1,670,115

(1)	Amounts shown in this column reflect the aggregate grant date fair value of these restricted stock unit awards as computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended October 31, 2010. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2010.

(2)	Amounts shown in this column reflect the aggregate grant date fair value of stock option grants as well as any modification charge in each case computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the total dollar amount which would be recognized as stock-based compensation for financial statement reporting purposes over the term of the stock option grants. Pursuant to SEC rules, the amounts for fiscal years 2009 and 2008 have been revised to reflect the aggregate fair value of each stock option grant on the date of grant. The fair value was estimated using the Black-Scholes option pricing model in accordance with ASC 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these amounts, refer to “Stockholders’ Equity” of the notes to consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended October 31, 2010. See the Grants of Plan-Based Awards table below for information on awards made in fiscal year 2010.

(3)	On January 4, 2007, we granted a total of 900,000 performance-based RSUs to Mr. Bergeron. We did not recognize any compensation expense related to these performance-based RSUs as the financial targets for fiscal years 2008 and 2007 were not achieved and, effective April 8, 2009, we and Mr. Bergeron entered into the 2009 Employment Agreement pursuant to which these RSUs were cancelled.

(4)	Fiscal year 2010 Non-Equity Incentive Plan Compensation represents earned annual performance-based cash bonus at 200% of annual performance-based target bonus. Of this amount, $750,000 was attributed to actual corporate net income, as adjusted per share exceeding the pre-set financial target. See “Annual Bonus Awards” in this CD&A for further discussion of the pre-established targets and the amounts earned.

(5)	Mr. Dykes joined us as Senior Vice President effective September 2, 2008 and Chief Financial Officer effective immediately following the filing of our Quarterly Report on Form 10-Q on September 9, 2008.

(6)	Fiscal year 2010 amount represents an additional discretionary bonus awarded to Mr. Dykes. Additional discretionary bonuses are awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance. See “Additional Discretionary Bonuses” in this CD&A for further discussion of amounts earned.

(7)	The amount for fiscal year 2008 represents the aggregate grant date fair value of an option grant to Mr. Dykes for the purchase of an aggregate 500,000 shares of Common Stock. On November 21, 2008, Mr. Dykes voluntarily relinquished these options back to us and they have been cancelled.

(8)	Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 100% for the individual component of $201,420 and $106,300 of semi-annual performance bonus earned in fiscal year 2010. See “Determination of 2010 Target Bonus Amount,” “Annual Bonus Awards” and “Determination of 2010 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2009 amount represents earned annual performance-based cash bonus at 100% of target of $180,000 and $99,750 of semi-annual performance bonus earned in fiscal year 2009.

(9)	Commencing January 2011, Mr. Dumbrell is on temporary international assignment in support of our Northern Europe, Middle East and Africa operations and business development initiatives. In connection with this assignment Mr. Dumbrell temporarily relocated with his family to the United Kingdom. During this assignment, which may be for up to 12 months, Mr. Dumbrell will be provided corporate housing with a cost of up to GBP 13,000 (approximately $25,500) per month, reimbursement of utilities of up to GBP 7,200 (approximately $11,400) per month, local health and welfare benefits coverage and related tax reimbursement, fee reimbursement for individual tax advice related to the international assignment and reimbursement of education expenses for dependents up to a maximum of GBP 27,000 (approximately $42,600) and related tax reimbursement. We did not incur any compensation expense during fiscal year 2010 related to Mr. Dumbrell’s international assignment.

(10)	Fiscal year 2010 amount represents earned individual bonus component of quarterly bonus awards of $22,500 for fiscal year 2010 and an additional discretionary bonus of $20,784 awarded to Mr. Dumbrell. The individual bonus component of the quarterly bonus award is awarded at the discretion of the CEO based on a qualitative assessment of achievement against strategic goals and personal objectives set for each named executive by the CEO and each named executive. Additional discretionary bonuses are awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance. See “Determination of 2010 Target Bonus Amount,” “Determination of 2010 Quarterly or Semi-Annual Target Bonus Amounts” and “Additional Discretionary Bonuses” in this CD&A for further discussion of amounts earned. Fiscal year 2009 amount consists of $30,000 of earned individual bonus and an additional discretionary bonus of $18,000 awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance.

(11)	Fiscal year 2010 amount represents earned annual performance-based bonus at the 120th percentile for the corporate component and 100% for the individual component of $41,963 for fiscal year 2010 and earned amount of quarterly performance bonus totaling $64,753 awarded to Mr. Dumbrell. See “Determination of 2010 Target Bonus Amount” and “Annual Bonus Awards” in this CD&A for further discussion of the pre-established targets and the amount earned. Fiscal year 2009 amount represents earned annual performance-based cash bonus at 100% of target of $36,000.

(12)	Fiscal year 2010 amount represents earned individual bonus component of quarterly bonus awards of $25,500 and an additional discretionary bonus of $38,677 awarded to Mr. Waller. The individual bonus component of the quarterly bonus award is awarded at the discretion of the CEO based on a qualitative assessment of achievement against strategic goals and personal objectives set for each named executive by the CEO and each named executive. Additional discretionary bonuses are awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance. See “Determination of 2010 Target Bonus Amount,” “Determination of 2010 Quarterly or Semi-Annual Target Bonus Amounts” and “Additional Discretionary Bonuses” in this CD&A for further discussion of amounts earned. Fiscal year 2009 amount consists of $19,000 of earned individual bonus and an additional discretionary bonus of $10,000 awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance.

(13)

Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 100% for the individual component of target of $47,558 and earned amount of quarterly performance bonus totaling $117,266 awarded to Mr. Waller. See “Determination of 2010 Target Bonus Amount,” “Annual Bonus Awards” and “Determination of 2010

Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2009 amount represents earned annual performance-based cash bonus at 100% of target of $50,000 and earned amount of quarterly performance bonus totaling $100,984.

(14)	Mr. Yanay’s base salary is set and paid in Israeli New Shekels. Fiscal year 2010 amount consists of salary of $342,618, study fund contributions of $21,816 and payment for accrued but unused vacation of $13,048. Fiscal year 2009 amount consists of salary of $308,757, study fund contributions of $19,393 and payment for accrued but unused vacation of $24,327. Fiscal year 2008 amount consists of salary of $192,359 and study fund contributions of $10,649. Amounts for fiscal years 2010, 2009 and 2008 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.644 Shekels per one U.S. Dollar, 3.757 Shekels per one U.S. Dollar and 3.743 Shekels per one U.S. Dollar, respectively.

(15)	Fiscal year 2010 amount represents earned individual bonus component of quarterly bonus awards of $20,580 and an additional discretionary bonus of $23,945 awarded to Mr. Yanay. Fiscal year 2009 amount represents a fiscal year 2009 additional discretionary bonus of $28,014 awarded to Mr. Yanay. Additional discretionary bonuses are awarded at the discretion of the Compensation Committee with input from the CEO to reward extraordinary efforts and performance. Amounts for fiscal years 2010 and 2009 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.644 Shekels per one U.S. Dollar and 3.757 Shekels per one U.S. Dollar, respectively. See “Determination of 2010 Target Bonus Amount,” “Determination of 2010 Quarterly or Semi-Annual Target Bonus Amounts” and “Additional Discretionary Bonuses” in this CD&A for further discussion of amounts earned.

(16)	Fiscal year 2010 amount represents earned annual performance-based cash bonus at the 120th percentile for the corporate component and 101% for the individual component of target of $38,557 and earned amount of quarterly performance bonus totaling $75,919 awarded to Mr. Yanay. See “Determination of 2010 Target Bonus Amount,” “Annual Bonus Awards” and “Determination of 2010 Quarterly or Semi-Annual Target Bonus Amounts” in this CD&A for further discussion of the pre-established targets and the amounts earned. Fiscal year 2009 amount represents earned annual performance-based cash bonus at 100% of target of $26,617 and earned amount of quarterly performance bonus totaling $62,817. Amounts for fiscal years 2010 and 2009 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.644 Shekels per one U.S. Dollar and 3.757 Shekels per one U.S. Dollar, respectively.

(17)	Amounts consist primarily of customary Israeli employment-related benefits paid to Mr. Yanay and a car allowance provided to Mr. Yanay as is customary for senior executives in Mr. Yanay home country of Israel. Fiscal year 2010 amount includes car allowance of $51,701, tax reimbursements of $13,796 for the car allowance, $30,357 for Israeli severance fund payments, $24,599 for manager insurance, cellular phone expense of $22,231, tax reimbursement of $444 for cellular phone and $8,109 for disability insurance, recuperation pay, medical tests and publication subscriptions. Fiscal year 2009 amount includes car allowance of $44,876, tax reimbursements of $11,804 for the car allowance, $27,335 for Israeli severance fund payments, $22,150 for manager insurance, cellular phone expense of $21,069, tax reimbursement of $446 for cellular phone and $8,611 for disability insurance, recuperation pay, medical tests and publication subscriptions. Fiscal year 2008 amount includes car allowance of $18,595, tax reimbursements of $5,231 for the car allowance, cellular phone expense of $17,967, tax reimbursement of $457 for cellular phone, $16,911 for Israeli severance fund payments, $13,703 for manager insurance and $7,670 for disability insurance, recuperation pay, medical tests and publication subscriptions. Amounts for fiscal years 2010, 2009 and 2008 have been converted from Israeli New Shekels to U.S. Dollars at the fiscal year end exchange rates of 3.644 Shekels per one U.S. Dollar, 3.757 Shekels per one U.S. Dollar and 3.743 Shekels per one U.S. Dollar, respectively.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2010 to our named executives, including cash awards and equity awards. The option and restricted stock unit awards granted to our named executives in fiscal year 2010 were granted under our 2006 Equity Incentive Plan. For each option award with time-based vesting, one quarter of the award vests after one year, and the remainder vests ratably by quarter over the succeeding three years. Each option award has a term of seven years.

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)					Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(7)
				Thres- hold ($)	Target ($)		Maximum ($)		Thres- hold (#)	Target (#)	Maximum (#)
Douglas G. Bergeron	—		—	—	1,000,000	(2)	2,000,000	(2)	—	—	—	—	—	—	—
Chief Executive	1/4/2010	(3)	12/16/2009	—	—		—		—	128,571	128,571	—	—	—	2,210,135
Officer	1/4/2010	(4)	12/16/2009	—	—		—		—	—	—	128,571	—	—	2,210,135

Robert Dykes	—		—	—	280,000	(5)	328,000	(5)	—	—	—	—	—	—	—
Senior Vice	1/4/2010	(3)	12/16/2009	—	—		—		—	14,286	14,286	—	—	—	245,576
President and Chief Financial Officer	1/4/2010	(4)	12/16/2009	—	—		—		—	—	—	14,285	—	—	245,559

Jeff Dumbrell	—		—	—	127,500	(6)	135,750	(6)	—	—	—	—	—	—	—
Executive Vice	1/4/2010	(3)	12/16/2009	—	—		—		—	38,571	38,571	—	—	—	663,035
President	1/4/2010	(4)	12/16/2009	—	—		—		—	—	—	38,571	—	—	663,035

Elmore Waller	—		—	—	144,500	(6)	153,850	(6)	—	—	—	—	—	—	—
Executive Vice	1/4/2010	(3)	12/16/2009	—	—		—		—	38,571	38,571	—	—	—	663,035
President Integrated Solutions	1/4/2010	(4)	12/16/2009	—	—		—		—	—	—	38,571	—	—	663,035

Eliezer Yanay	—		—	—	116,631	(6)	124,178	(6)	—	—	—	—	—	—	—
President of	1/4/2010	(3)	12/16/2009	—	—		—		—	52,857	52,857	—	—	—	908,612
VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia	1/4/2010	(4)	12/16/2009	—	—		—		—	—	—	52,857	—	—	908,612

(1)	Amounts shown in these columns represent the range of possible cash payouts for each named executive officer under our non-equity incentive plan. There was no threshold amount for any fiscal year 2010 Non-Equity Incentive Plan Awards. Amount shown as estimated target payout is based upon achievement of performance targets at 100%. Amount shown as estimated maximum possible payout assumes maximum achievement for those targets which have a fixed maximum percentage payout and assumes 100% achievement for those targets whose payout above 100% depends on the actual outcome of a particular performance metric without a maximum possible payout.

(2)	Reflects target and maximum amount of annual performance-based cash bonus award which may be earned based upon our achieving a pre-established net income, as adjusted per share performance target for fiscal year 2010 and achievement of performance targets established by the Board. For Mr. Bergeron, Non-Equity Plan Awards for fiscal year 2010 consist of a cash bonus payable at 0% to 200% of target under the 2009 Employment Agreement, and which includes a corporate component based on corporate achievement of a pre-set financial metric and payable at 0% to 150% of target. As disclosed above in the “Summary Compensation Table” we paid a total of $2,000,000 to Mr. Bergeron for fiscal year 2010 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2010 Bonus Determinations.”

(3)	Release of shares subject to restricted stock unit grant conditioned on achievement of a net income, as adjusted, per share financial target for fiscal year 2010 as set by our Board, and in the case of Mr. Dykes, the additional target that no material weakness is reported following completion of the audit for our fiscal year ended October 31, 2010. The restricted stock unit awards were granted with a target and maximum award of 128,571 shares in the case of Mr. Bergeron, 14,286 shares in the case of Mr. Dykes, 38,571 shares in the case of each of Messrs. Dumbrell and Waller and 52,857 shares in the case of Mr. Yanay. Subsequent to October 31, 2010, each of these stock award grants was earned at the target amount.

(4)	Shares subject to restricted stock unit award vest as to 1/4 of the shares on January 4, 2011 and 1/16 of shares each quarter thereafter.

(5)	Reflects target and maximum amount of performance-based cash bonus awards which may be earned based upon achieving pre-established financial and other performance targets for fiscal year 2010. For Mr. Dykes, fiscal year 2010 Non-Equity Incentive Plan Awards consist of cash bonus amounts based on semi-annual and annual corporate financial metrics, business-unit specific achievements and individual achievements of performance metrics. Corporate targets are payable at 0% to 100% or at such higher percentage above 100% if corporate targets are achieved above 100%. One-half of the annual performance bonus target is based on the achievement of personal and business unit performance objectives and may be payable at 0% to 100% and one-half of the total semi-annual bonus target is based on the achievement of personal and business unit performance targets and may be payable at 0% to 150%. As disclosed above in the “Summary Compensation Table” we paid a total of $307,720 to Mr. Dykes for fiscal year 2010 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2010 Bonus Determinations”.

(6)	Reflects target and maximum amount of performance-based cash bonus awards which may be earned based upon achieving pre-established financial and other performance targets for fiscal year 2010. For Messrs. Dumbrell, Waller and Yanay, fiscal year 2010 Non-Equity Incentive Plan Awards consist of cash bonus amounts based on quarterly and annual corporate financial metrics and business unit specific financial and individual performance objectives. Corporate targets are payable at 0% to 100% or at such higher percentage above 100% if corporate targets are achieved above 100%. Bonus targets based on quarterly organizational and personal objectives are payable at 0% to 100% except for 50% of the performance-based portion of the quarterly bonus which may be paid out at the actual percentage of target if both financial measures of such bonus are achieved above 100%. As disclosed above in the “Summary Compensation Table” we paid a total of $106,716, $164,824 and $114,476 to Messrs. Dumbrell, Waller and Yanay for fiscal year 2010 Non-Equity Incentive Plan Awards. See further discussion above under “Fiscal Year 2010 Bonus Determinations”.

(7)	Reflects the grant date fair value of each target equity award computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended October 31, 2010. These amounts do not correspond to the actual value that will be realized by the named executives.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information about unexercised options, stock that has not vested and other equity incentive plan awards that have not vested for each of our named executives as of October 31, 2010.

			Option Awards					Stock Awards
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($) (6)
Douglas G. Bergeron	3/22/2006	(1)	225,000			28.86	3/22/2013
Chief Executive Officer	5/1/2009	(2)	46,875	103,125		7.46	5/1/2016
	5/1/2009	(3)	150,000			7.46	5/1/2016
	1/4/2010	(4)						128,571	$4,349,557
	1/4/2010	(5)								128,571	$4,349,557

Robert Dykes	5/1/2009	(2)	140,625	309,375		7.46	5/1/2016
Senior Vice	5/1/2009	(7)	50,000			7.46	5/1/2016
President and	1/4/2010	(4)						14,285	$483,262
Chief Financial Officer	1/4/2010	(5)								14,286	$483,295

Jeff Dumbrell	7/3/2006	(8)	8,250			29.28	7/3/2013
Executive Vice President	1/3/2007	(9)	18,750	1,250		35.45	1/3/2014
	4/2/2007	(10)	43,750	6,250		36.43	4/2/2014
	9/2/2008	(11)		100,000		19.99	9/2/2015
	5/1/2009	(2)		34,375		7.46	5/1/2016
	5/1/2009	(7)	50,000			7.46	5/1/2016
	1/4/2010	(4)						38,571	$1,304,857
	1/4/2010	(5)								38,571	$1,304,857

Elmore Waller	12/9/2003	(12)	1,250			3.05	12/9/2013
Executive Vice President Integrated Solutions	1/7/2005	(13)	59,715			10.00	1/7/2015
	3/22/2006	(1)	40,000			28.86	3/22/2016
	1/3/2007	(14)	23,437	1,563		35.45	1/3/2017
	7/2/2007	(15)	28,437	6,563		35.47	7/2/2017
	11/3/2008	(16)	17,500	22,500		11.41	11/3/2018
	5/1/2009	(2)	15,625	34,375		7.46	5/1/2016
	5/1/2009	(7)	50,000			7.46	5/1/2016
	1/4/2010	(4)						38,571	$1,304,857
	1/4/2010	(5)								38,571	$1,304,857

Eliezer Yanay	9/2/2008	(11)	62,500	87,500		19.99	9/2/2015
President of	5/1/2009	(2)	15,625	34,375		7.46	5/1/2016
VeriFone Israel	5/1/2009	(7)	50,000			7.46	5/1/2016
and Executive	1/4/2010	(4)						52,857	$1,788,152
Vice President, Continental Europe, South East Europe and Asia	1/4/2010	(5)								52,857	$1,788,152

(1)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on March 22, 2007 and 1/16 of shares each quarter thereafter.

(2)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on May 1, 2010 and 1/16 of shares each quarter thereafter.

(3)	Option grant conditioned on achievement of a net income, as adjusted, per share financial target for fiscal year 2009 as set by our Board, with a target and maximum option award of 150,000 stock options. The option grant was earned at the target amount and shares subject to this option vested and became exercisable on October 31, 2010. The option grant is subject to forfeiture if at any time during the thirty-six months following the date the option is earned we restate our financial statements such that the performance condition would no longer be met. If Mr. Bergeron leaves VeriFone for good reason or if his employment is terminated without cause, then the vesting of the option, if already earned, shall accelerate in full.

(4)	Shares subject to this RSU award vest as to 1/4 of the shares on January 4, 2011 and 1/16 of shares each quarter thereafter.

(5)	Shares subject to this RSU award vest in full on January 4, 2011 if we achieve a net income, as adjusted, per share financial target for fiscal year 2010 as set by our Board, and as to the RSU grant to Mr. Dykes if we additionally achieve the target that no material weaknesses in internal control over financial reporting is reported for fiscal year 2010.

(6)	Market value of units of stock that have not vested is computed by multiplying (i) $33.83, the closing market price of our stock on October 29, 2010, by (ii) the number of units of stock.

(7)	Option grant conditioned on achievement of a minimum net income, as adjusted, per share, with a target and maximum option award of 50,000 stock options. Option grant was earned at the target amount and shares subject to this option vested and became exercisable on October 31, 2010.

(8)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on July 3, 2007 and 1/16 of shares each quarter thereafter.

(9)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on January 3, 2008 and 1/16 of shares each quarter thereafter.

(10)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on April 2, 2008 and 1/16 of shares each quarter thereafter.

(11)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on September 2, 2009 and 1/16 of shares each quarter thereafter.

(12)	Shares subject to this option vest and become exercisable as to 1/5 of the shares on January 1, 2005 and 1/20 of shares each quarter thereafter.

(13)	Shares subject to this option vest and become exercisable as to 1/5 of the shares on December 1, 2006 and 1/20 of shares each quarter thereafter.

(14)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on January 3, 2008 and 1/16 of shares each quarter thereafter.

(15)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on July 2, 2008, 1/4 of the shares on April 10, 2009, and 1/4 of the shares on April 10, 2010.

(16)	Shares subject to this option vest and become exercisable as to 1/4 of the shares on November 3, 2009 and 1/16 of shares each quarter thereafter.

Fiscal Year 2010 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal year 2010 for each of the named executives. In addition, the table presents information on shares that were acquired upon vesting of stock awards during fiscal year 2010 for any of the named executives on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Douglas G. Bergeron	—	—	5,000	$92,925
Chief Executive Officer
Robert Dykes	—	—	—	—
Senior Vice President and Chief Financial Officer
Jeff Dumbrell	119,126	741,110	—	—
Executive Vice President
Elmore Waller	11,250	210,238	1,250	$23,231
Executive Vice President, Integrated Solutions
Eliezer Yanay	25,000	202,250	—	—
President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia

(1)	The value realized on the exercise is calculated as the difference between the fair market value of the shares on the date of exercise and the applicable exercise price for those options.

(2)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which is the closing price on such date of our stock as traded on the NYSE.

Potential Payments Upon Termination or Change of Control

Our change of control arrangements with Mr. Bergeron and Mr. Dykes are included in their agreements with us as described above under the caption “Employment Agreement with our Chief Executive Officer” and the caption “Severance Agreement with our Chief Financial Officer”. In determining the terms and scope of the change of control arrangements with Messrs. Bergeron and Dykes, our Compensation Committee considered (i) the employment agreement that Mr. Bergeron entered into in connection with the acquisition and recapitalization of our company led by him and a private equity firm in 2002 and the amended and restated employment agreement that Mr. Bergeron signed with us in 2007, (ii) the change-in-control severance agreement that our former Chief Financial Officer had entered into in connection with his initial employment in July 2004, and (iii) similar arrangements in place at our “peer” companies as described above under “Determination of Compensation—Role of Compensation Consultants” and “—Competitive Data.” In addition, certain of our equity awards in fiscal year 2006 and in early fiscal year 2007 and our equity awards made in fiscal year 2010 to our named executives provide for acceleration of vesting in the event of an involuntary or constructive termination three months prior to or eighteen months following a change of control.

Under Israeli law, Mr. Yanay, our President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia, will be entitled to certain statutory severance payments upon termination of employment for any reason, including retirement.

None of our named executives is entitled to a severance payment or acceleration of vesting of equity awards unless the change of control event is followed by, or in the case of equity awards with a change of control provision three months preceding, an involuntary or constructive termination. All such payments and benefits would be provided by us.

The tables below outline the potential payments and benefits payable to each named executive in the event of involuntary termination, or change of control, as if such event had occurred as of October 31, 2010.

Involuntary or Constructive Involuntary Termination

Name	Salary Continuation		Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(3)	Intrinsic Value of Unvested Options(4)
Douglas Bergeron	$800,000	(1)	$2,000,000	(2)	$42,896	$—	$—	(5)
Robert Dykes	$212,500		$—		$7,854	$—	$—
Jeff Dumbrell	$—		$—		$—	$—	$—
Elmore Waller	$—		$—		$—	$—	$—
Eliezer Yanay	$256,964	(6)	$—		$—	$—	$—

Involuntary or Constructive Involuntary Termination Following a Change of Control

Name	Salary Continuation		Cash-Based Incentive Award		Continuation of Benefits	Intrinsic Value of Unvested RSUs(3)	Intrinsic Value of Unvested Options(4)
Douglas Bergeron	$800,000	(1)	$2,000,000	(2)	$42,896	$8,699,114	$—	(5)
Robert Dykes	$212,500		$—		$7,854	$966,557	$—
Jeff Dumbrell	$—		$—		$—	$2,609,714	$—
Elmore Waller	$—		$—		$—	$2,609,714	$—
Eliezer Yanay	$256,964	(6)	$—		$—	$3,576,304	$—

(1)	The salary continuation amount assumes one year of severance. We have the option to extend the noncompetition period under Mr. Bergeron’s 2009 Employment Agreement for an additional year by paying Mr. Bergeron an additional year’s severance (consisting of salary and bonus).

(2)	Based on Mr. Bergeron’s total cash bonus payment of $2,000,000 in 2010 and assumes a one year severance period. Under the terms of Mr. Bergeron’s 2009 Employment Agreement, Mr. Bergeron is entitled to payment equal to the amount of bonus payment paid to him in the immediately previous full fiscal year. We have the option to extend the noncompetition period under Mr. Bergeron’s 2009 Employment Agreement for an additional year by paying Mr. Bergeron an additional year’s severance (consisting of salary and bonus).

(3)	The vesting of the January 4, 2010 restricted stock unit awards to each of our named executives will accelerate in full in the event of such named executive is the subject of an involuntary or constructive termination three months prior to or eighteen months following a change of control. The intrinsic value is calculated by taking the product of (a) $33.83, which is the closing market price of our common stock on October 29, 2010, the last trading day of fiscal year 2010 and (b) the number of RSUs subject to acceleration. See “Grants of Plan-Based Award” and “Outstanding Equity Awards at Fiscal 2010 Year-End” for information on the awards and the unvested portion of such awards.

(4)	Based on the closing market price of our common stock on October 29, 2010, of $33.83, and the respective exercise prices of unvested options subject to acceleration. No intrinsic value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on October 29, 2010.

(5)	On May 1, 2009, Mr. Bergeron was awarded an option grant conditioned on achievement of a minimum net income, as adjusted, per share, with a target and maximum award of 150,000 stock options. If Mr. Bergeron leaves VeriFone for good reason or if his employment is terminated without cause, then the vesting of the option, if already earned, shall accelerate in full. Subsequent to October 31, 2009, this option grant was earned at the target amount. The intrinsic value of such options have not been not included in the above table as the underlying options became fully vested as of October 31, 2010. The option grant is subject to forfeiture if at any time during the thirty-six months following the date the option is earned we restate our financial statements such that the performance condition would no longer be met.

(6)	Based on Israeli labor laws, an Israeli employee, such as Mr. Yanay, is entitled to severance pay upon termination of employment by the employer for any reason, including retirement. Amount represents the maximum statutory severance pay, which would be paid in the event of involuntary termination of Mr. Yanay’s employment, calculated based on the most recent monthly base salary of such employee multiplied by the number of years of employment of such employee. As of October 31, 2010, Mr. Yanay has been employed with VeriFone (including his term of employment with Lipman prior to our acquisition of Lipman) for approximately 9 years. Calculated by taking Mr. Yanay’s monthly base salary as of October 31, 2010, multiplied by 9 years and converted from Israeli New Shekels to U.S. Dollars at the October 31, 2010 exchange rate of 3.644 Shekels per one U.S. Dollar. Each pay period, we submit sums into a severance fund at the statutory rate of 8.33% of base salary. These amounts are reflected in compensation expense each period. In the event of separation of employment that is other than an involuntary termination, Mr. Yanay would be entitled to the lesser amount that have been funded into this severance fund rather than the maximum statutory amount based on the base salary rate at the time of termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of VeriFone (the “Compensation Committee”) consists exclusively of independent directors.

The general purpose of the Compensation Committee is to (1) review and approve corporate goals and objectives relating to the compensation of VeriFone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation and (2) make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans, and equity-based plans, among other things. VeriFone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

During fiscal year 2010, the Compensation Committee performed all of its duties and responsibilities under the Compensation Committee’s charter. Additionally, as part of its responsibilities, the Compensation Committee reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of VeriFone, and discussed the CD&A with management of VeriFone. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in VeriFone’s Proxy Statement.

COMPENSATION COMMITTEE

Leslie G. Denend, Chairman

Robert B. Henske

Jeffrey Stiefler

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between VeriFone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Alspaugh, Dr. Denend, Mr. Hart, Mr. Henske, Mr. McGinn, Mr. Raff, Mr. Rinehart, Mr. Roche, and Mr. Stiefler were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Alspaugh, Mr. McGinn and Mr. Raff, as well as Mr. Hart, as chairman. The Board has determined that each member of the Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during fiscal 2010, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees, in each case in accordance with the criteria set forth in VeriFone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the nine director nominees currently standing for election at the Annual Meeting.

Over the course of fiscal 2010, the Corporate Governance and Nominating Committee reviewed with management both the long-term and emergency succession plans for the Chief Executive Officer and other key employees.

As part of its duties, in September 2010, the Corporate Governance and Nominating Committee reviewed the Committee’s charter and VeriFone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Committee. After completing this review, the Committee recommended to the Board that no amendments to these documents needed to be made at that time. In March 2010, the Corporate Governance and Nominating Committee also completed its review of existing director compensation guidelines and recommended certain changes to the Board based on such review.

The Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Committee. During fiscal 2010, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Alex W. (Pete) Hart, Chairman

Robert W. Alspaugh

Richard A. McGinn

Eitan Raff

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of VeriFone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of VeriFone’s financial statements; (ii) VeriFone’s compliance with legal and regulatory requirements; (iii) VeriFone’s independent registered public accounting firm’s qualifications and independence; (iv) the performance of VeriFone’s internal audit function and independent registered public accounting firm; (v) the retention of VeriFone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Mr. Alspaugh, Dr. Denend, Mr. Rinehart and Mr. Stiefler, as well as Mr. Henske, as chairman. The Board of Directors has designated each of Mr. Henske and Mr. Alspaugh as an “Audit Committee financial expert” within the meaning of applicable SEC rules.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of VeriFone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by VeriFone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing VeriFone’s financial statements and for reviewing VeriFone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of VeriFone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of VeriFone’s financial statements has been carried out in accordance with generally accepted accounting principles or that VeriFone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from VeriFone and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in VeriFone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert B. Henske, Chairman

Robert W. Alspaugh

Leslie G. Denend

Charles R. Rinehart

Jeffrey E. Stiefler

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2010 regarding securities issued under our equity compensation plans that were in effect during fiscal year 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	10,507,403	$14.04	(2)	1,704,155	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	10,507,403	$14.04		1,704,155

(1)	This reflects equity awards issued under our New Founders’ Stock Option Plan, Outside Directors’ Stock Option Plan, 2005 Employee Equity Incentive Plan, and 2006 Equity Incentive Plan. This information also includes securities issuable pursuant to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan, and Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan as a result of our acquisition of Lipman Electronic Engineering Ltd. on November 1, 2006. VeriFone does not plan to issue securities in the future under any of the foregoing plans other than the 2006 Equity Incentive Plan.

(2)	The weighted-average exercise price does not include the effect of 709,990 restricted stock units outstanding as of October 31, 2010 with an exercise price of $0.

(3)	Represents shares remaining available for future issuance under our 2006 Equity Incentive Plan.

2006 Equity Incentive Plan

Our 2006 Equity Incentive Plan is the only plan under which we currently make grants of equity awards. Our 2006 Equity Incentive Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock awards. Grants may be made to our directors, officers, and employees and other individuals performing services for us. The plan authorizes the issuance of an aggregate of 13,200,000 shares of our common stock. Any shares granted as stock options or stock appreciation rights shall be counted as one share issued under the plan for each share so granted. Any shares granted as awards other than stock options or stock appreciation rights shall be counted as 1.75 shares issued under the plan for each share so granted. As of October 31, 2010, there were a total of 9,797,413 options outstanding at a weighted-average exercise price of $14.04 per share, of which 3,319,439 were exercisable at a weighted-average exercise price of $15.98 per share. As of October 31, 2010, there were 709,990 restricted stock units outstanding, all of which were unvested, and 300,000 shares issued under restricted stock awards, all of which were unvested and subject to repurchase as of October 31, 2010. For further information on our equity compensation plan, see “Note 10—Stockholders’ Equity of Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K filed for the fiscal year ended October 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 30, 2011, by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of our named executives;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 89,261,417 shares of common stock outstanding as of April 30, 2011. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2011 and shares of restricted stock units which are scheduled to be released within 60 days of April 30, 2011 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
Beneficial owners
FMR LLC(1)	12,670,420	14%
The Vanguard Group, Inc.(2)	4,680,650	5%
Douglas G. Bergeron(3)	2,114,951	2%
Robert Dykes(4)	275,000	*
Jeffrey Dumbrell(5)	50,482	*
Elmore Waller(6)	14,817	*
Eliezer Yanay(7)	85,938	*
Albert Liu(8)	9,375	*
Robert W. Alspaugh(9)	6,500	*
Dr. Leslie G. Denend(10)	31,000	*
Alex W. (Pete) Hart(11)	50,376	*
Robert B. Henske(12)	30,500	*
Richard A. McGinn(13)	6,000	*
Eitan Raff(14)	29,000	*
Charles Rinehart(15)	73,000	*
Jeffrey E. Stiefler(16)	31,625	*
All current directors and executive officers as a group (14 persons)	2,808,564	3%

*	Less than 1%.

(1)

The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC (“FMR”) has the sole power to vote or direct the vote of 51,060 shares and the sole power to dispose or direct the disposition of 12,670,420 shares of common stock. Beneficial ownership information includes 12,602,910 shares of common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, of which 8,583,010 shares of common stock are owned by one investment company, Fidelity Growth Company Fund; 67,510 shares of common stock held by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR. Edward C. Johnson 3d, Chairman of FMR, and members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement with the majority vote of Series B voting common shares, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Mr. Johnson and FMR each has sole power to dispose of the 12,602,910 shares of common stock held by Fidelity and sole power to vote and dispose of the 51,060 shares of common stock held by PGATC. Fidelity carries out the voting of the shares under written guidelines established by the Boards of Trustees of the funds who have sole power to vote or direct the voting of the shares owned directly by such funds. This information is based solely upon a Schedule 13G/A filed by FMR on February 14, 2011 for beneficial ownership as of December 31, 2010.

(2)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. (“Vanguard”) has the sole power to dispose or direct the disposition of 4,568,761 shares of common stock. Vanguard has shared power to dispose or direct the disposition of and sole power to vote or direct the vote of 111,889 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard. This information is based solely upon a Schedule 13G filed by Vanguard on February 10, 2011 for beneficial ownership as of December 31, 2010.

(3)	Beneficial ownership information includes 1,664,951 shares held by various family trusts the beneficiaries of which are Mr. Bergeron and members of Mr. Bergeron’s family. In addition, 450,000 shares listed as beneficially owned by Mr. Bergeron represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(4)	All shares listed as beneficially owned by Mr. Dykes represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(5)	Beneficial ownership information includes 34,857 shares held by Mr. Dumbrell directly. In addition, 15,625 shares listed as beneficially owned by Mr. Dumbrell represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(6)	Beneficial ownership information includes 2,316 shares held by Mr. Waller directly. In addition, 12,501 shares listed as beneficially owned by Mr. Waller represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(7)	All shares listed as beneficially owned by Mr. Yanay represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(8)	All shares listed as beneficially owned by Mr. Liu represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(9)	All shares listed as beneficially owned by Mr. Alspaugh represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(10)	All shares listed as beneficially owned by Dr. Denend represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(11)	Beneficial ownership information includes 8,000 shares held by Mr. Hart directly. In addition, 42,376 shares listed as beneficially owned by Mr. Hart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(12)	All shares listed as beneficially owned by Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(13)	All shares listed as beneficially owned by Mr. McGinn represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(14)	All shares listed as beneficially owned by Mr. Raff represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(15)	Beneficial ownership information includes 1,000 shares held by Mr. Rinehart directly and 20,000 shares held by the Rinehart Family Trust dated January 18, 1994 the beneficiaries of which are members of Mr. Rinehart’s family. In addition, 52,000 shares listed as beneficially owned by Mr. Rinehart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

(16)	All shares listed as beneficially owned by Mr. Stiefler represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock, or an immediate family member of these persons have a direct or indirect material interest. Our policy is that the Audit Committee reviews and approves each individual related party transaction exceeding $120,000 after a determination that these transactions were on terms that were reasonable and fair to us. For the fiscal year ended October 31, 2010 and through the date of this Proxy Statement we had no such transactions. The Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our executive officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law. Also, as described above in “Executive Compensation—Employment-Related Agreements with Named Executives” in this Proxy Statement, we have existing employment-related agreements with our Chief Executive Officer and Chief Financial Officer.

Equity Grants

We have granted stock options and restricted stock units to purchase shares of our common stock to our executive officers and directors. See “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of VeriFone are managed under the direction of our Board of Directors (our “Board”). Our Board has responsibility for establishing broad corporate policies and for the overall performance of VeriFone, rather than for day-to-day business operations. Our Board currently consists of nine members, with Charles R. Rinehart serving as our non-executive chairman since March 2008. All of our directors are elected annually for a one year term expiring at the Annual Meeting of Stockholders in the following year.

The Board has nominated our current directors Messrs. Bergeron, Alspaugh, Denend, Hart, Henske, McGinn, Raff, Rinehart and Stiefler to be elected to serve for a one year term until the next annual meeting of stockholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The proxy holders named on the proxy card intend to vote for the election of these nine nominees.

The Board has selected these nominees on the recommendation of the Corporate Governance and Nominating Committee. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the nine directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of Robert W. Alspaugh, Douglas G. Bergeron, Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Richard A. McGinn, Eitan Raff, Charles R. Rinehart, and Jeffrey E. Stiefler to the Board of Directors.

PROPOSAL 2: AMENDMENTS TO THE 2006 EQUITY INCENTIVE PLAN

The VeriFone 2006 Equity Incentive Plan (the “Plan”) is a broad-based plan under which VeriFone grants awards (“Awards”) to its employees, including officers and directors, non-employee directors and consultants (the “Plan Participants”). Our Board believes that VeriFone’s interests are advanced by providing Plan Participants with an additional incentive to enhance the long-term performance of VeriFone and to remain in the service of VeriFone and its subsidiaries and affiliates.

We are asking our stockholders to approve amendments to the Plan (1) to increase the number of shares of common stock that we may issue under the Plan by 6,000,000 shares; (2) to provide that any shares granted as Awards other than stock options or stock appreciation rights shall be counted against the Plan share limit as 2.00 shares for every share granted; (3) to provide that shares surrendered or withheld from an Award (other than stock options or stock appreciation rights) to satisfy a grantee’s income tax withholding obligations will again become available for issuance under the Plan; and (4) to specify minimum vesting periods of 1 year for performance-based Awards and 3 years for Awards which have time-based vesting.

Subject to adjustment as provided below, the total number of shares of VeriFone common stock that currently may be issued under the Plan is 16,522,075 shares (including 3,322,075 shares underlying options surrendered and accepted for cancellation on November 6, 2009 as part of the stock option exchange program approved by stockholders at our Annual Stockholder Meeting held June 23, 2009). If the amendment to increase the number of shares for the Plan as described in this Proposal 2 is approved by our stockholders, the total number of shares of common stock which we may issue under the Plan will be 22,522,075. Shares of VeriFone common stock subject to any Award that expires, terminates or otherwise lapses will again become available for issuance under the Plan. Shares issued under the Plan may be authorized but unissued VeriFone common stock or authorized and issued VeriFone common stock held in VeriFone’s treasury or acquired by VeriFone for purposes of the Plan.

We are also asking stockholders to approve an amendment to our Plan so that Awards other than stock options or stock appreciation rights shall be counted against the total shares which we may issue under the Plan as 2.00 shares for every share counted. Currently, under our Plan any shares granted as Awards other than stock options or stock appreciation rights are counted as 1.75 shares issued under the Plan for each share so granted. Any shares granted as stock options or stock appreciation rights are counted as 1 share issued under the Plan for each share so granted.

As of April 30, 2011, we have a total of 8,553,760 shares of common stock to be issued under the Plan in respect of outstanding Awards as follows:

Stock options	7,332,384
Restricted stock units	1,221,376

Total	8,553,760

Of these outstanding stock awards, 291,242 restricted stock units are performance-based awards which will only vest if certain performance targets are met. Assuming that all of these performance-based stock awards will vest, then there would be 529,567 shares available for grant under the Plan as of April 30, 2011. Assuming all performance-based stock awards will not vest then there are 930,134 restricted stock units outstanding and 1,039,240 shares available for grant as of April 30, 2011. As of April 30, 2011, the weighted exercise price of the outstanding options was $14.093 and the weighted average remaining contractual term of the options was 4.98 years.

The closing price of our common stock as traded on the NYSE was $54.82 on April 29, 2011.

A summary of the Plan is set forth below but is qualified in its entirety by reference to the full text of the Plan itself, which is attached as Appendix A to this Proxy Statement.

General and Administration

The Plan is administered by a committee (the “Committee”), which consists of at least two members of our Board. Our Board, in its discretion, may also administer the Plan and, in such a case, has all of the rights, powers and authority of the Committee.

Among other things, the Committee selects the persons to whom Awards will be made under the Plan, the time when Awards will be granted, the terms of the Awards and the number of shares of VeriFone common stock subject to the Awards. Specific future Awards are not determinable at this time. Actions of the Committee shall be taken by the vote of a majority of its members.

The Committee has the authority to construe, interpret and implement the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations. The determination of the Committee on all matters relating to the Plan or any Award is final, binding and conclusive. The Committee will have no liability to any person (including, without limitation, any Plan Participant) for any action taken, or omitted to be taken, in good faith with respect to the Plan or any Award.

Eligibility

Awards may be made to any director, officer, employee or consultant of VeriFone and its subsidiaries and affiliates, including any prospective employees or consultants, as selected by the Committee in its sole discretion.

Because the granting of Awards under the Plan is entirely within the discretion of the Committee, it is not possible to designate the employees to whom future Awards will be granted under the Plan or the number of shares of VeriFone common stock that will be subject to future Awards that are granted under the Plan.

Stock Issuable Under the Plan

If the amendments to the Plan described in this Proposal 2 are approved by our stockholders, subject to adjustment as provided below, the total number of shares of VeriFone common stock that may be issued under the Plan is 22,522,075 shares, any shares granted as stock options or stock appreciation rights are counted as 1 share issued under the Plan for each share so granted and any shares granted as Awards other than stock options or stock appreciation rights are counted as 2.00 shares issued under the Plan for each share so granted. Subject to adjustment as provided below, the maximum number of shares with respect to which options or stock appreciation rights may be granted during a calendar year to any Award holder may not exceed 3,000,000. Shares of VeriFone common stock subject to any Award that expires, terminates or otherwise lapses and shares of VeriFone common stock surrendered or withheld from an Award (other than stock options or stock appreciation rights) to satisfy a grantee’s income tax withholding obligations will again become available for issuance under the Plan. Shares issued under the Plan may be authorized but unissued VeriFone common stock or authorized and issued VeriFone common stock held in VeriFone’s treasury or acquired by VeriFone for purposes of the Plan. The following shares of VeriFone common stock may not again be made available for issuance under the Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (ii) shares of common stock used to pay the exercise price related to an outstanding Award or (iii) shares of common stock repurchased on the open market with the proceeds of the option exercise price.

The number of shares of VeriFone common stock covered by each outstanding Award, the number of shares available for Awards, and the price per share of VeriFone common stock covered by each outstanding Award may be proportionately adjusted, as determined in the sole discretion of the Committee, for any increase or decrease in the number of issued shares of VeriFone common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of VeriFone common stock, or any other increase or decrease in the number of issued shares of VeriFone common stock effected without receipt of consideration by VeriFone or to reflect any distributions to holders of common stock other than regular cash dividends paid pursuant to an announced dividend policy. After any such adjustment, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.

Unless otherwise provided in an award agreement or determined by the Committee, a successor to VeriFone as a result of a business combination may assume, or replace with equivalent awards, all outstanding Awards.

Types of Awards

The Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock Awards.

Stock Options. A stock option is the right to acquire shares of VeriFone common stock at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees or consultants, but not VeriFone, to more favorable tax treatment). The number of shares of VeriFone common stock covered by each option is determined by the Committee.

The exercise price of the shares of VeriFone common stock subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the grant date) of the shares of common stock covered by the option. Notwithstanding the foregoing, the exercise price of an incentive stock option must be at least 110% of the fair market value (on the grant date) of the shares of VeriFone common stock covered by the option if (on the grant date) the Plan Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of VeriFone. The aggregate fair market value of shares of VeriFone common stock (determined on the grant date) covered by incentive stock options which first become exercisable by any Plan Participant during any calendar year also may not exceed $100,000. No stock option may be exercisable more than seven years after the date of grant.

The Committee establishes the vesting schedule of each option at the time of grant. Stock options will become exercisable during such times and subject to such terms and conditions as determined by the Committee, in its sole discretion. If a Plan Participant has been discharged for cause, then all stock options not previously exercised will terminate. However, if the termination of employment is by reason other than a discharge for cause, the Plan Participant may exercise any vested stock options for 90 days (365 days in the case of death or disability, and 180 days in the case of retirement) after the termination of employment.

Stock Appreciation Rights. The Committee may grant stock appreciation rights which entitle the Award holder to receive an appreciation distribution in cash or shares of VeriFone common stock equal to the excess, if any, of the fair market value of the shares of VeriFone common stock on the date of exercise of the stock appreciation right over the exercise price per stock appreciation right (or accompanying award). Stock appreciation rights will become exercisable during such times and subject to such terms and conditions as determined by the Committee, in its sole discretion. The exercise price of a stock appreciation right may not be less than 100% of the fair market value (on the date of grant) of a share of VeriFone common stock. No stock appreciation right (whether or not granted in connection with a stock option) may be exercisable more than seven years after the date of grant.

Restricted Shares. The Committee may grant restricted shares of VeriFone common stock in amounts, and subject to such terms and conditions, as the Committee may determine, in its sole discretion. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may include in the award agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Plan and the applicable award agreement.

Restricted Stock Units. The Committee may grant restricted stock units in amounts, and subject to such terms and conditions, as the Committee may determine. The Committee has the discretion to determine the Plan Participants to whom restricted stock unit Awards are to be made, the times at which such Awards are to be made, the size of such Awards and all other conditions of such Awards, including the restrictions on such Awards. Recipients of restricted stock units have only the rights of a general unsecured creditor of VeriFone and do not have rights as a stockholder of VeriFone until the VeriFone common stock underlying the restricted stock units is delivered.

Dividend Equivalent Rights. The Committee may, in its discretion, include in the award agreement (other than with respect to stock appreciation rights) a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of VeriFone common stock covered by such Award as if such shares were then outstanding. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of VeriFone until payment of such amount is made as specified in the applicable award agreement.

Performance Shares and Share Units. Performance shares and share units are Awards that will result in a payment to a Plan Participant only if performance goals and/or other vesting criteria (including, for example, continued employment) established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals will be determined by the Committee, in its sole discretion, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the Plan Participant’s specific responsibilities. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, VeriFone common stock, or in a combination of cash and VeriFone common stock.

Other Stock-Based Awards. The Committee may grant other types of stock-based Awards, in amounts, and subject to the terms and conditions of the Plan, as the Committee may determine. These Awards may involve the transfer of actual shares of VeriFone common stock, or the payment in cash or otherwise of amounts based on the value of shares of VeriFone common stock, and may include Awards designed to comply with, or take advantage of certain benefits of, the local laws of U.S. and non-U.S. jurisdictions.

Prohibition on Repricing

Except in connection with a corporate transaction involving VeriFone (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash or other Awards, in each case with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

Nonassignability

Except to the extent otherwise provided in the award agreement or approved by the Committee, no Award or right granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner, other than by will or by the laws of descent and distribution. During the life of the grantee, Awards may be exercised only by the grantee or the grantee’s legal representative.

Duration and Amendment

Our Board may from time to time suspend, discontinue, revise or amend the Plan in any respect, except that no such amendment shall materially impair any rights or materially increase any obligations of the grantee under any Award theretofore made under the Plan without the consent of the grantee.

Unless sooner terminated by our Board, the Plan shall terminate the day before the tenth anniversary of the adoption of the Plan by the Board. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award agreements.

Participation in the 2006 Plan

The grant of awards under the Plan to executive officers, including our named executive officers, is subject to the discretion of our Board. The number of awards granted during fiscal year 2010 under the Plan was as follows:

Name and Position of Named Executives	Number of Stock Option Awards	Number of Restricted Stock Unit Awards
Douglas G. Bergeron Chief Executive Officer	—	257,142
Robert Dykes Chief Financial Officer	—	28,571
Jeff Dumbrell Executive Vice President	—	77,142
Albert Liu Senior Vice President and General Counsel	—	28,571
Elmore Waller Executive Vice President, Integrated Solutions	—	77,142
Eliezer Yanay President of VeriFone Israel and Executive Vice President, Continental Europe, South East Europe and Asia	—	105,714

Current Executive Group	—	574,282
Current Non-Executive Director Group	33,000	21,000
Non-Executive Officer Employee Group	2,987,130	403,926

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the amendments to the VeriFone 2006 Equity Incentive Plan.

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED VERIFONE BONUS PLAN

As a part of a program to provide an additional vehicle to focus and motivate the performance of employees of VeriFone, the Board originally adopted the VeriFone Bonus Plan, effective as of November 1, 2005, which was approved by VeriFone’s stockholders on March 22, 2006. In accordance with Section 162(m) of the Internal Revenue Code (the “Code”), which limits a public company’s deduction for compensation to certain executive officers to $1 million per year per executive, unless such compensation qualifies as “qualified performance-based compensation”, VeriFone is asking stockholders to approve the VeriFone Amended and Restated Bonus Plan (the “VBP”). Under Section 162(m), bonus plans that provide for qualified performance-based compensation must be resubmitted for stockholder approval every 5 years. The VBP provides an opportunity for employees to earn incentive compensation for contributing significantly to the strategic and long-term performance objectives and growth of VeriFone. The purpose of the VBP is to align compensation with VeriFone’s performance and to enable VeriFone to attract, retain and reward highly qualified individuals who contribute to VeriFone’s success.

The VBP is being submitted to stockholders for approval so that bonus payments under the VBP to named executive officers who are covered under Section 162(m) of the Code (currently the CEO and named executive officers other than the CFO) will be tax deductible. Under Treasury Regulations issued under Section 162(m), at least three conditions must be satisfied in order for compensation to qualify as performance-based: (i) the compensation must be payable on account of the attainment of one or more pre-established, objective performance goals; (ii) the material terms of the compensation and the performance criteria under the plan must be disclosed to and approved by stockholders before payment; and (iii) a committee of the board of directors that is comprised solely of two or more “outside directors” must certify that the performance goals have been satisfied before payment.

The VBP has been designed and will be administered for employees expected to be covered under Section 162(m) to provide “qualified performance-based compensation” as set forth under Section 162(m). If the VBP is not approved by stockholders, it is currently contemplated that VeriFone would continue to make bonuses to its named executive officers that would not be deductible under Section 162(m) of the Code to the extent that such bonuses, together with other non-performance-based compensation, exceed the $1 million limit. If the VBP is not approved by stockholders, it is currently contemplated that the VBP would be resubmitted to stockholders in 2012.

A summary of the VBP is set forth below but is qualified in its entirety by reference to the full text of the VBP itself, which is attached as Appendix B to this Proxy Statement.

Administration

The VBP provides for bonuses to eligible VeriFone employees based on achievement of pre-established performance goals for a specified performance period. The Compensation Committee (which consists of “outside” directors (within the meaning of Section 162(m)) will be responsible for administering the VBP in its sole discretion, including interpreting the terms and provisions of the VBP. The VBP does not preclude payment of other compensation apart from the VBP and VeriFone reserves the right to pay compensation that is not deductible. Nondeductible compensation may be paid by VeriFone if the Committee or the Board determines that such payments are in the interest of VeriFone. The maximum aggregate amount of bonuses that may be awarded to any individual employee during any fiscal year is $3,000,000. There is no requirement that the maximum amount be awarded.

Types of Awards

Bonuses under the VBP will generally be payable in cash. However, the Compensation Committee may determine to grant performance-based awards under the VBP that are in the form of VeriFone stock or are settled in stock. To the extent such an award is granted, the performance goals will be established in accordance with the terms of the VBP and the stock underlying such award will be issued under a stockholder-approved VeriFone equity plan.

Eligibility

All employees of VeriFone will be eligible to participate in the VBP. The VBP contains provisions that will enable the Compensation Committee to designate additional employees that may participate in the VBP.

The actual number of participants in the VBP cannot be determined in advance. As of October 31, 2010, VeriFone employed 2,565 persons worldwide, any number of whom could be selected by the Compensation Committee to participate in the VBP.

Performance

The amount of any bonuses will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the Compensation Committee. The performance criteria for bonuses will be based upon one or more of the following criteria: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), earnings per Share, expenses, gross margin, growth in shareholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total shareholder return, working capital, and contribution margin.

Any of the business criteria set forth above may be (1) measured in absolute terms, (2) measured in terms of growth, (3) compared to another company or companies, (4) measured against the market as a whole and/or according to applicable market indices, (5) measured against the performance of VeriFone as a whole or a subsidiary, business unit or segment and/or (6) measured on a pre-tax or post-tax basis (if applicable). Further, any performance goals may be used to measure the performance of VeriFone as a whole or a subsidiary, business unit or other segment of the company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Prior to the pre-approval of the performance goals, the Compensation Committee will determine whether any significant element or elements will be included in or excluded from the calculation of any performance goal with respect to any participant. In all other respects, performance goals will be calculated in accordance with VeriFone’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee prior to the issuance of a bonus and which is consistently applied with respect to a performance goal in the relevant performance period. The Compensation Committee may appropriately adjust any evaluation of performance under a performance goal to exclude (1) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in VeriFone’s annual report to shareholders for the applicable year, or (2) the effect of any changes in accounting principles affecting VeriFone’s or a business units’ reported results.

The Compensation Committee may determine in its sole discretion the applicable performance period and goals relating to any bonuses with respect to each participant in the VBP. Under normal circumstances, these performance goals will be established within the time period that is no more than 90 days after the commencement of the period to which the performance goal relates but in no event after the first 25% of each performance period.

Committee Certification

The Compensation Committee must certify as to the attainment of applicable performance goals prior to the payment of any bonus, and may reduce (but may not increase) the amount of any bonus. In determining the amount, the Compensation Committee will consider the established target bonuses, the degree to which the established goals were satisfied and any other criteria it deems appropriate.

Duration and Amendment

If the VBP is approved by stockholders, the VBP will be effective for fiscal year 2011 and will expire on October 31, 2015. The VBP may be amended, suspended or terminated in whole or in part at any time by the Board without stockholder approval, unless stockholder approval is required by any applicable law, rule or regulation. In order to maintain the VBP’s qualification under Section 162(m) of the Code, material amendments of the VBP may require stockholder approval.

New Plan Benefits

The benefits that will be awarded or paid under the VBP are not currently determinable. Bonuses granted under the VBP are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the Amended and Restated VeriFone Bonus Plan.

PROPOSAL 4: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are seeking an advisory vote from our stockholders to approve the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee, after consultation with its independent executive compensation consultants, structured our executive compensation program to reflect our “pay-for-performance” philosophy. Our Compensation Committee seeks to align compensation of our named executive officers with our financial performance and individual performance and to structure responsible compensation arrangements that attract, retain, and motivate high caliber executive officers to achieve our short-term and long-term business strategies and objectives.

We believe that our executive compensation program, which emphasizes both short and long-term performance objectives, satisfies this goal and is strongly aligned with the interests of our stockholders. As discussed in the Compensation Discussion and Analysis in this Proxy Statement, the overall goals of our executive compensation program are to:

•	Create stockholder value by aligning executive compensation to business objectives and performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Focus on both short and longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years.

Consistent with these goals and as discussed in the Compensation Discussion and Analysis in this Proxy Statement, the Compensation Committee gives significant weight and consideration to competitiveness of our compensation program compared with compensation programs of our peer group, alignment of the elements of our executive compensation program with our performance and business objectives and payment trends and practices recommended by shareholder advisory firms.

A substantial portion of our overall executive compensation program consists of awards that depend on our meeting or exceeding pre-determined performance metrics that are set by our Board upon recommendation of our Compensation Committee or the individual named executive meeting or exceeding pre-determined performance metrics aligned with the Board approved metrics. In general, failure to achieve these metrics results in no payout for the relevant performance period. We also grant our executive officers a combination of performance-based and time-based stock options and restricted stock units in order to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance and competitive norms.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in the Compensation Discussion and Analysis included in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The say-on-pay vote is advisory, and therefore not binding but our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of

Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure included in this Proxy Statement.”

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the advisory vote on compensation of our named executive officers.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Proposal 4 above, in accordance with the Dodd-Frank Act, our stockholders are being provided the opportunity to cast an advisory vote on the compensation program of our named executives, referred to as a “say-on-pay vote.”

This Proposal 5 provides our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 5, our stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

While we will continue to monitor developments in this area, we believe that a say-on-pay vote should be conducted every year so that our stockholders may express their views on the Company’s executive compensation program and our Compensation Committee can consider the outcome of these votes in making its decisions on executive compensation annually.

The frequency with which an advisory vote on compensation of our named executive officers is advisory, and therefore not binding on us, our Board or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.

Vote Required

Stockholders are not voting to approve or disapprove our Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN.” The option that receives the highest number of votes cast will be determined to be the preferred frequency with which we would hold a stockholder vote to approve the compensation of our named executive officers.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote for a frequency of “EVERY YEAR” for future non-binding stockholder votes on compensation of our named executive officers.

PROPOSAL 6: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the year ending October 31, 2011. Ernst & Young LLP audited the financial statements for us for the fiscal year ended October 31, 2010. A member of that firm will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of VeriFone and its stockholders. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.

The following table shows information about fees paid by VeriFone and its subsidiaries to Ernst & Young LLP during the fiscal years ended October 31, 2010 and 2009 (in thousands):

	2010	2009
Audit fees	$3,223	$3,336
Audit-related fees	—	—
Tax fees	713	637
All other fees	2	2

Total fees	$3,938	$3,975

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of our financial statements.

Tax Fees. This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

All Other Fees. This category consists of fees for products and services other than the services reported above.

For fiscal years 2010 and 2009 all fees paid to Ernst & Young LLP for services were pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting.

Vote Required

Approval of Proposal 6 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of VeriFone and its subsidiaries for the fiscal year ending October 31, 2011. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires VeriFone’s executive officers, directors and persons who own more than 10% of VeriFone’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of VeriFone. The officers, directors and 10% stockholders are required by SEC regulations to furnish VeriFone with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who failed to file on a timely basis reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended October 31, 2010, all Section 16(a) filing requirements were satisfied on a timely basis.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, the Compensation Committee consisted of Leslie G. Denend (Chairman), Robert B. Henske, and Collin E. Roche and, effective March 17, 2010, Jeffrey Stiefler. Mr. Roche did not stand for re-election at our Annual Meeting of Stockholders on June 30, 2010 and therefore ceased to be a member of our Board and of the Compensation Committee effective as of that Meeting. None of the members is or was an officer or employee of VeriFone during the last fiscal year or was formerly an officer of VeriFone, and none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by VeriFone under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Report of the Corporate Governance and Nominating Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials have been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, CA 95110 or by telephone at (408) 232-7800. If you currently receive multiple copies of VeriFone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 29, 2011

You may obtain, free of charge, a copy of our Annual Report, this Proxy Statement, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our director and officer stock ownership guidelines, and the charters for our Audit, Compensation and Corporate Governance and Nominating Committees, without charge, by writing to: VeriFone Systems, Inc., 2099 Gateway Place, Suite 600, San Jose, California 95110, Attn: Investor Relations. Our Annual Report, this Proxy Statement, and the other documents mentioned in this paragraph are available on our website at http://ir.verifone.com. For directions to the Annual Meeting, please contact our Investor Relations Department at (408) 232-7800.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Douglas G. Bergeron
Douglas G. Bergeron
Chief Executive Officer

San Jose, California

Dated: May 19, 2011

Appendix A

FORM OF

VERIFONE SYSTEMS, INC. (FORMERLY, VERIFONE HOLDINGS, INC.)

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the VeriFone Systems, Inc. (formerly, VeriFone Holdings, Inc.) 2006 Equity Incentive Plan (the “Plan”) is to provide an incentive for officers, other employees, prospective employees and directors of, and consultants to, VeriFone Systems, Inc. (the “Company”) and its subsidiaries and affiliates to acquire a proprietary interest in the success of the Company, to enhance the long-term performance of the Company and to remain in the service of the Company and its subsidiaries and affiliates.

1.2 Definitions of Certain Terms

(a) “Award” means an award under the Plan as described in Section 1.5 and Article II.

(b) “Award Agreement” means a written agreement entered into between the Company and a Grantee in connection with an Award, that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning specified in a holder’s Award Agreement or if not specified therein shall mean the occurrence of one or more of the following events as determined by the Committee in its discretion:

(i) Conviction of a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to the Company or any Related Entity or any of their respective properties or assets; or

(ii) Gross negligence or willful misconduct that has caused demonstrable and serious injury to the Company or a Related Entity, monetary or otherwise; or

(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company or a Related Entity, as the case may be; or

(iv) Breach of duty of loyalty to the Company or a Related Entity or any act of fraud or dishonesty with respect to the Company or a Related Entity.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board and shall consist of not less than two directors. However, if a member of the Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Code or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation Committee’s delegation.

(g) “Common Stock” means the common stock of the Company.

(h) “Competition” is deemed to occur if a person whose employment with the Company or a Related Entity has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses in which the Company or any Related Entity engages and with which the person was involved at any time during his or her employment with or other service for the Company or any Related Entity.

(i) “Disability” means a disability that would entitle an eligible participant to payment of regular disability payments under any Company disability plan or as otherwise determined by the Committee.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) The “Fair Market Value” of a share of Common Stock on any date shall be (i) the closing sale price per share of Common Stock during normal trading hours on the New York Stock Exchange or the last preceding date on which there was a sale of such Common Stock on such exchange or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its discretion, shall determine.

(l) “Grantee” means a person who receives an Award.

(m) “Incentive Stock Option” means a stock option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any stock option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.

(n) “Non-Qualified Stock Option” means any stock option other than an Incentive Stock Option.

(o) “Key Persons” means directors, officers and other employees of the Company or of a Related Entity, and consultants to the Company or a Related Entity.

(p) “Option Exercise Price” means the amount payable by a Grantee on the exercise of a stock option as determined by the Committee and set forth in such Grantee’s Award Agreement.

(q) “Related Entity” means any parent or subsidiary corporation of the Company or any business, corporation, partnership, limited liability company or other entity in which the Company or a parent or a subsidiary corporation holds at least a 25% ownership interest, directly or indirectly and any other entity specifically designated as a Related Entity by the Committee.

(r) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(s) “Rule 16b-3” means Rule 16b-3 under the Exchange Act.

(t) Unless otherwise determined by the Committee, a Grantee shall be deemed to have a “Termination of Employment” upon ceasing employment with the Company and all Related Entities (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company and all Related Entities as a director, consultant or otherwise). The Committee in its discretion may determine (i) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (ii) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (iii) when a change in a Grantee’s association with the Company constitutes a Termination of Employment for purposes of the Plan. The Committee may also determine in its discretion whether a Grantee’s Termination of Employment is for Cause and the date of termination in such case.

1.3 Administration

(a) The Plan shall be administered by the Committee, which shall consist of not less than two directors; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein.

(b) The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law, (vii) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended, and (viii) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee.

(c) Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

(d) The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

(e) No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(f) Notwithstanding anything to the contrary contained herein: (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board and (ii) the Board may, in its discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to such Key Persons as the Committee shall select in its discretion.

1.5 Types of Awards Under the Plan

Awards may be made under the Plan in the form of stock options, including Incentive Stock Options, Non-Qualified Stock Options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units and other stock-based Awards, as set forth in Article II.

1.6 Shares Available for Awards

(a) Total shares available. The aggregate number of shares of the Company’s Common Stock that shall be available for grant under this Plan shall be 22,522,075. Any shares granted as Stock Options or SARs shall be counted as one (1) share for every share granted. Any shares granted as Awards other than Stock Options or SARs shall be counted against this limit as 2.00 shares for every share granted. The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards shall be subject to adjustment as provided by Section 1.6(b). The shares issued pursuant to Awards granted under this Plan may be shares that either were reacquired by the Company, including shares purchased in the open market, or authorized but unissued shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock then the shares covered by such forfeited, terminated or cancelled award shall again become available for transfer pursuant to Awards granted or to be granted under the Plan. If any shares of Common Stock are surrendered or withheld from any Award (other than Stock Options or SARs) to satisfy a Grantee’s income tax withholding obligations, then shares which are equal to the number of shares withheld shall again become available for transfer pursuant to Awards granted or to be granted under the Plan. If any shares of Common Stock owned by a Grantee are tendered to pay the exercise price of options granted under the Plan, then shares which are equal to the number of shares tendered shall no longer be available for transfer pursuant to Awards granted or to be granted under this Plan. The number of shares that are returned to the Plan due to the forfeiture, termination or cancelation of any Award shall be returned at the same ratio at which such Award counted against the total shares available for Award at the time of grant. Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan. The following shares of Common Stock may not again be made available for issuance under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (ii) shares of Common Stock used to pay the exercise price related to an outstanding Award or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option Exercise Price.

(b) Adjustments. The number of shares of Common Stock covered by each outstanding Award, the number of shares available for Awards, and the price per share of Common Stock covered by each such outstanding Award shall be proportionately adjusted, as determined by the Committee in its discretion, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of Common Stock, including cash dividends other than regular cash dividends paid pursuant to an announced dividend policy; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. After any adjustment made pursuant to this paragraph, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Award Agreements

Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable. The Committee may grant Awards in tandem with any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Committee shall determine, including cash, shares of Common Stock, other securities, other Awards or other property and may be made in a single payment or transfer, in installments or on a deferred basis. A Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine.

2.2 No Rights as a Stockholder

No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a Stockholder of the Company with respect to shares subject to such Award until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 1.6(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.3 Grant of Stock Options, Stock Appreciation Rights and Additional Options

(a) The Committee may grant stock options, including Incentive Stock Options and Non-Qualified Stock Options to purchase shares of Common Stock from the Company, to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion; provided, however, that, subject to adjustment in accordance with Section 1.6(b), the maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during a calendar year to any Grantee may not exceed 3,000,000.

(b) The Committee may grant stock appreciation rights to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any stock option granted under the Plan. A stock appreciation right may be granted at or after the time of grant of such option.

(c) The Grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (ii) the exercise price of such right as set forth in the Award Agreement (or over the option exercise price if the stock appreciation right is granted in connection with a stock option), multiplied by (iii) the number of shares with respect to which the stock appreciation right is exercised. Payment to the Grantee upon exercise of a stock appreciation right shall be made in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, as the Committee shall determine in its discretion. Upon the exercise of a stock appreciation right granted in connection with a stock option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of a stock option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be correspondingly reduced by the number of shares with respect to which the option is exercised.

(d) Each Award Agreement with respect to a stock option shall set forth the Option Exercise Price, which shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted

(except as permitted in connection with the assumption or issuance of options in a transaction to which Section 424(a) of the Code applies). Each Award Agreement with respect to a stock appreciation right shall set forth the exercise price, which shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is granted.

(e) Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the periods during which the Award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion; provided, that, except as otherwise determined under Section 3.7 below, such period shall be a minimum of 1 year for performance-based Awards and 3 years for Awards with time-based vesting; and, provided, however, that no stock options or stock appreciation rights (whether or not granted in connection with stock options) shall be exercisable more than seven (7) years after the date of grant of such stock options or stock appreciation rights.

(f) To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options granted under this Plan and all other plans of the Company are first exercisable by any Grantee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Section 422 of the Code, such options shall be treated as nonqualified stock options.

(g) Notwithstanding the provisions of Sections 2.3(d) and (e), to the extent required under Section 422 of the Code, an Incentive Stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the Option Exercise Price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.

2.4 Exercise of Stock Options and Stock Appreciation Rights

Each stock option or stock appreciation right granted under the Plan shall be exercisable as follows:

(a) A stock option or stock appreciation right shall become exercisable at such time or times as determined by the Committee, subject to the minimum periods set forth in Section 2.3(e).

(b) Unless the applicable Award Agreement otherwise provides, a stock option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. A stock option or stock appreciation right shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.

(c) Any written notice of exercise of a stock option shall be accompanied by payment of the Option Exercise Price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Award Agreement and permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.

(d) Promptly after receiving payment of the full Option Exercise Price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), deliver to the Grantee or to such other person as may then have the right to exercise the Award, a certificate or certificates for the shares of Common Stock for which the Award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a Grantee may direct the Company to deliver the certificate(s) to the Grantee’s broker-dealer.

2.5 Cancellation and Termination of Stock Options and Stock Appreciation Rights

The Committee may, at any time and in its discretion, determine that any outstanding stock options and stock appreciation rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such options (and stock appreciation rights not granted in connection with an option) may receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the fair market value of the Common Stock and the exercise price per share multiplied by the number of shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the stock options and stock appreciation rights will be canceled and terminated without payment therefor.

2.6 Terms of Options

The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than seven years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Common Stock pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares of Common Stock constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the shares represented by Common Stock represented thereby, the optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by such outstanding option (including any dividend or voting rights).

2.7 Termination of Employment

(a) Death or Disability. If a participant ceases to be an officer or employee of, or to perform other services for, the Company or any Related Entity due to death or Disability, (A) all of the participant’s Awards that were vested and exercisable on the date of his or her death or Disability shall remain exercisable for, and shall otherwise terminate at the end of, a period of 365 days from the date of such death or Disability, but in no event after the expiration date of the Awards; provided that in the case of Disability, if the participant engages in Competition prior to exercising such Awards, without having received written consent to do so from the Board or the Committee, such Awards will immediately terminate; and (B) all of the participant’s Awards that were not vested and exercisable on the date of his or her death or Disability shall be forfeited immediately. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(b) Retirement. If a participant ceases to be an officer or employee of, or to perform other services for, the Company or any Related Entity upon the occurrence of his or her Retirement, (A) all of the participant’s Awards that were vested and exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 180 days after the date of Retirement, but in no event after the expiration date of the Awards; provided that if the participant engages in Competition prior to exercising such Awards, without having received written consent to do so from the Board or the Committee, such Awards will immediately terminate; and (B) all of the participant’s Awards that were not vested and exercisable on the date of Retirement shall be forfeited immediately. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(c) Discharge for Cause. If a participant ceases to be an officer or employee of, or to perform other services for, the Company or a Related Entity due to Cause, all of the participant’s Awards shall expire and be forfeited immediately upon such cessation, whether or not then vested and exercisable.

(d) Other Termination. Unless otherwise determined by the Committee, if a participant ceases to be an officer or employee of, or to otherwise perform services for, the Company or a Related Entity for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s Awards that were vested and exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the Awards; provided that if the participant engages in Competition prior to exercising such Awards, without having received written consent to do so from the Board or the Committee, such Awards will immediately terminate; and (B) all of the participant’s Awards that were not vested and exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

2.8 Grant of Restricted Stock

(a) The Committee may grant restricted shares of Common Stock to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Restricted stock Awards may be made independently of or in connection with any other Award.

(b) The Company shall issue in the Grantee’s name a certificate or certificates for the shares of Common Stock covered by the Award. Upon the issuance of such certificate(s), the Grantee shall have the rights of a Stockholder with respect to the restricted stock, subject to the transfer restrictions and the Company repurchase rights described in paragraphs (d) and (e) below and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement.

(c) Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement.

(d) Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock.

(e) During the ninety (90) days following the Grantee’s Termination of Employment for any reason, the Company shall have the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the Grantee (or the Grantee’s estate) in cash any amount paid by the Grantee for such shares.

2.9 Grant of Restricted Stock Units

(a) The Committee may grant Awards of restricted stock units to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other Award under the Plan.

(b) At the time of grant, the Committee shall specify the date or dates on which the restricted stock units shall become vested, and may specify such conditions to vesting as it deems appropriate. Unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, restricted stock units that have not vested shall be forfeited and canceled. The Committee at any time may accelerate vesting dates and otherwise waive or amend any conditions of an Award of restricted stock units.

(c) At the time of grant, the Committee shall specify the maturity date applicable to each grant of restricted stock units, which may be determined at the election of the Grantee. Such date may be later than the vesting date or dates of the Award. On the maturity date, the Company shall transfer to the Grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied. The Committee shall specify the purchase price, if any, to be paid by the Grantee to the Company for such shares of Common Stock.

2.10 Grant of Performance Shares and Share Units

The Committee may grant performance shares in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. In the event that a stock certificate is issued in respect of performance shares, such certificates shall be registered in the name of the Grantee but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. The Committee shall determine in its discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

2.11 Other Stock-Based Awards

The Committee may grant other types of stock-based Awards to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan. Such Awards may entail the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.12 Grant of Dividend Equivalent Rights

The Committee may in its discretion include in the Award Agreement with respect to any Award (other than stock appreciation rights) a dividend equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the shares of Common Stock covered by such Award if such shares were then outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.13 Right of Recapture

To the extent provided in the Award Agreement, if at any time within one (1) year after the date on which a participant exercises a stock option or stock appreciation right, or on which restricted stock vests, or which is the maturity date of restricted stock units, or on which income is realized by a participant in connection with any other stock-based Award (each of which events is a “realization event”), the participant (a) is terminated for Cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the Grantee from the realization event shall be paid by the Grantee to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the Grantee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan; Modification of Awards

(a) The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations of the Grantee under any Award theretofore made under the Plan without the consent of the Grantee (or, after the Grantee’s death, the person having the right to exercise or receive payment of the Award). For purposes of the Plan, any action of the Board or the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.

(b) Stockholder approval of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or stock exchange listing requirements.

(c) The Committee may amend any outstanding Award Agreement, including, without limitation, by amendment which would accelerate the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Award Agreement. However, any such amendment (other than an amendment pursuant to paragraphs (a) or (d) of this Section or an amendment to effect an assumption or other action consistent with Section 3.7(b)) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be made only with the consent of the Grantee (or, upon the Grantee’s death, the person having the right to exercise the Award). Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash or other Awards, in each case with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

(d) Notwithstanding anything to the contrary in this Section, the Board or the Committee shall have full discretion to amend the Plan to the extent necessary to preserve fixed accounting treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any Grantee (or, after the Grantee’s death, the person having the right to exercise or receive payment of the affected Award), without regard to whether such amendment adversely affects a Grantee’s rights under the Plan or such Award Agreement.

3.2 Tax Withholding

(a) As a condition to the receipt of any shares of Common Stock pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), the Company shall be entitled to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(b) If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, to the extent specified in the applicable Award Agreement and unless otherwise permitted by the Committee, the Grantee may satisfy only the minimum statutory withholding obligation imposed under paragraph (a) by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

3.3 Restrictions

(a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares of Common Stock or other rights thereunder, or the taking of any other action thereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b) The term “consent” as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Nonassignability

Except to the extent otherwise provided in the applicable Award Agreement, no Award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the immediately preceding sentence, the Committee may permit a Grantee to transfer any stock option which is not an Incentive Stock Option to one or more of the Grantee’s immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members. For purposes of the Plan, (i) the term “immediate family” shall mean the Grantee’s spouse and issue (including adopted and step children) and (ii) the phrase “immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members” shall be further limited, if necessary, so that neither the transfer of a nonqualified stock option to such immediate family member or trust, nor the ability of a Grantee to make such a transfer shall have adverse consequences to the Company or the Grantee by reason of Section 162(m) of the Code.

3.5 Requirement of Notification of Election Under Section 83(b) of the Code

If a Grantee, in connection with the acquisition of shares of Common Stock under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Grantee makes such an election, the Grantee shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

3.6 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

3.7 Change in Control

(a) A “Change in Control” means the occurrence of any one of the following events:

(i) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’s then outstanding securities generally eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by the Company or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii));

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries or affiliates (a “Business Combination”), unless immediately following such Business Combination:

(A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, and

(B) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(any Business Combination which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”);

(iii) individuals who, on March 22, 2006, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to March 22, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) the consummation of a sale of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

(b) The Committee may, in its discretion, determine whether, upon the occurrence of a Change in Control specified in paragraph (a)(i) or (a)(iii) above, any applicable Award shall Fully Vest (as defined below), such determination to be evidenced in the applicable Award Agreement. In the event that the applicable Award Agreement does not specify that an applicable Award will Fully Vest upon a Change in Control, such Award shall not Fully Vest.

(c) Upon the occurrence of a Change in Control specified in paragraph (a)(iv) above, all outstanding Awards will terminate upon consummation of the liquidation or dissolution of the Company. The Committee may, in the exercise of its discretion in such instances, (i) provide that Awards shall Fully Vest as of any specified date prior to such liquidation or dissolution and/or (ii) declare that any Award shall terminate as of any specified date.

(d) The following shall occur if Awards “Fully Vest”: (i) any stock options and stock appreciation rights granted under the Plan shall become fully vested and immediately exercisable, (ii) any restricted stock, restricted stock units and other stock-based Awards granted under the Plan will become fully vested, any restrictions applicable to such Awards shall lapse and such Awards denominated in stock will be immediately paid out, and (iii) any performance goals applicable to Awards will be deemed to be fully satisfied.

(e) Upon the occurrence of any Change in Control or upon the occurrence of a Non-Qualifying Transaction where Awards are not assumed (or substituted) by the Surviving Corporation or Parent Corporation, the Committee may, in its discretion, (i) Fully Vest Awards, (ii) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor or (iii) provide that the period to exercise stock options or stock appreciation rights granted under the Plan shall be extended (but not beyond the expiration of such option or stock appreciation right).

(f) The Committee shall determine in its discretion whether an Award shall be considered “assumed” or “substituted”. Without limiting the foregoing, for the purposes of Section 3.7, a stock option or stock appreciation right shall be considered “assumed” or “substituted” if in the reasonable determination of the Committee (i) the aggregate intrinsic value (the difference between the then fair market value as reasonably determined by the Committee and the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to such award) of the assumed (or substituted) Award immediately after the Change in Control is substantially the same as the aggregate intrinsic value of such Award immediately before such transaction, (ii) the ratio of the exercise price per assumed (or substituted) Award to the fair market value per share of successor corporation stock immediately after the Change in Control is substantially the same as such ratio for such Award immediately before such transaction and (iii) the Award is exercisable for the consideration approved by the Committee (including shares of stock, other securities or property or a combination of cash, stock, securities and other property).

3.8 No Right to Employment

Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or affect any right which the Company may have to terminate such employment or association at any time (with or without Cause).

3.9 Nature of Payments

Any and all grants of Awards and issuances of shares of Common Stock under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

3.10 Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

3.11 Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12 Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

3.13 Effective Date and Term of Plan

Unless sooner terminated by the Board, the Plan, including the provisions respecting the grant of Incentive Stock Options shall terminate the day before the tenth anniversary of the adoption of the Plan by the Board. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.14 Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

3.15 Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.16 No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

3.17 Successors and Assigns

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

3.18 Waiver of Claims

Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

3.19 Section 409A

Notwithstanding anything to the contrary in this Plan or an Award Agreement, if a Grantee is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award or payment or settlement of an Award provided hereunder both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Grantee to “additional tax”, interest or penalties under Section 409A, then any such payment or settlement that is payable or that would be settled during the first six months following Grantee’s “separation from service” shall be paid or provided to Grantee on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at Grantee’s death. In addition, any payment or benefit due upon a termination of Grantee’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Grantee upon a “separation from service”. For the purposes of this Plan, each Award made pursuant hereto shall be deemed to be a separate payment. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Agreement.

Appendix B

FORM OF

AMENDED AND RESTATED VERIFONE BONUS PLAN

FOR

VERIFONE SYSTEMS, INC. (FORMERLY, VERIFONE HOLDINGS, INC.)

1. Purpose. The purpose of the VeriFone Amended and Restated Bonus Plan (the “Plan”) is to advance the interests of VeriFone Systems, Inc. (formerly, VeriFone Holdings, Inc.) (the “Company”) and its stockholders by providing incentives in the form of bonus awards to certain employees of the Company and any of its subsidiaries or other related business units or entities (“Affiliates”) who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its Affiliates.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), as such committee is from time to time constituted. The Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals.

The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include the exclusive authority to select the employees to be granted bonus awards (the “Bonuses”) under the Plan, to determine the size and terms of the Bonus made to each individual selected (subject to the limitation imposed below), to modify the terms of any Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a “Covered Employee,” as such term is defined in Section 162(m) of the Code and any rules, regulations or other guidance issued thereunder), to determine the time when Bonuses will be awarded, to establish performance objectives in respect of Bonuses and to certify in writing that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. If the Committee determines that a Bonus to be granted to a Covered Employee (or a person likely to be a Covered Employee) should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, all of the foregoing determinations shall be made by the Committee, if the Committee is comprised solely of “outside directors” and, if it is not, then by a subcommittee of the Committee so comprised.

3. Participation. The Committee shall have exclusive power (except as may be delegated as permitted herein) to select the employees of the Company and its Affiliates who may participate in the Plan and be granted Bonuses under the Plan (“Participants”).

4. Bonuses under the Plan.

(a) In General. The Committee shall determine the amount of a Bonus to be granted to each Participant in accordance with subsection (b) below.

(b) Bonuses. (i) The Committee may in its discretion award a Bonus to a Participant under the Plan subject to the terms and conditions of this subsection (b); provided, however, that to the extent a Bonus is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall establish performance goals and targets, determine the extent to which such goals have been met and determine the amount of such Bonus, in each case, in its discretion. Subject to clause (iii) of this Section 4(b), the amount of a Participant’s Bonus shall be an amount determinable from written performance goals approved by the Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if for a period other than one year, the number of days that is equal to 25 percent of the relevant performance period. The maximum aggregate limit on Bonuses that may be awarded under this Plan to any Participant with respect to any calendar year is $3 million.

(ii) The amount of any Bonus will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the Committee. One or more of the following business criteria shall be used by the Committee in establishing performance goals for Bonuses: (A) attainment of research and development milestones, (B) bookings, business divestitures and acquisitions, (C) cash flow, (D) cash position, (E) contract awards or backlog, (F) customer renewals, (G) customer retention rates from an acquired company, business unit or division, (H) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (I) earnings per Share, (J) expenses, (K) gross margin, (L) growth in shareholder value relative to the moving average of the S&P 500 Index or another index, (M) internal rate of return, (N) market share, (O) net income, (P) net profit, (Q) net sales, (R) new product development, (S) new product invention or innovation, (T) number of customers, (U) operating cash flow, (V) operating expenses, (X) operating income, (Y) operating margin, (Z) overhead or other expense reduction, (AA) product defect measures, (BB) product release timelines, (CC) productivity, (DD) profit, (EE) return on assets, (FF) return on capital, (GG) return on equity,(HH) return on investment, (II) return on sales, (JJ) revenue, (KK) revenue growth, (LL) sales results, (MM) sales growth, (NN) stock price, (OO) time to market, (PP) total shareholder return, (QQ) working capital, and (PP) contribution margin.

Any of the business criteria set forth above may be (1) measured in absolute terms, (2) measured in terms of growth, (3) compared to another company or companies, (4) measured against the market as a whole and/or according to applicable market indices, (5) measured against the performance of the Company as a whole or a subsidiary, business unit or segment of the Company and/or (6) measured on a pre-tax or post-tax basis (if applicable). Further, any performance goals may be used to measure the performance of the Company as a whole or a subsidiary, business unit or other segment of the company, or one or more product lines or specific markets and may be measured relative to a peer group or index. To the extent a Bonus is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, prior to the pre-approval of the performance goals for such Bonus, the Committee will determine whether any significant element or elements will be included in or excluded from the calculation of any performance goal with respect to any Participant. In all other respects, performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of a Bonus and which is consistently applied with respect to a performance goal in the relevant performance period. The Committee will appropriately adjust any evaluation of performance under a performance goal to exclude (1) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or (2) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results. In addition, the Committee will adjust any performance criteria, performance goal or other feature of a Bonus that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(iii) The Committee shall determine (in writing with respect to any Covered Employee) whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Bonus. No Bonuses will be paid until such certification is made by the Committee. Bonuses shall be paid no later than March 15th of the year following the fiscal year during which the performance period ends.

(iv) The provisions of this Section 4(b) shall be administered and interpreted in accordance with Section 162(m) of the Code with respect to the payment of Bonuses to Covered Employees.

(v) Bonuses under the Plan shall generally paid in cash. Notwithstanding the foregoing, the Committee shall have the discretion to grant Bonuses hereunder that are granted in the form of, or are designated as payable in the form of, Company shares subject to achievement of the applicable performance goals. To the extent a Bonus that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code is granted in the form of Company shares or distributed in the form of Company shares, the performance goals shall be established under the terms of this Plan and such shares shall be granted under the Company’s 2006 Equity Incentive Plan or any applicable successor plan.

5. Designation of Beneficiary by Participant. The Committee or its delegate shall create a procedure whereby a Participant may file, on a form to be provided by the Committee, a written election designating one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant’s death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant’s death, without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the duly authorized representatives of the Committee or its delegate prior to the Participant’s death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant’s estate.

6. Miscellaneous Provisions.

(a) No employee or other person shall have any claim or right to be paid a Bonus under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

(b) Except as may be approved by the Committee, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

(c) The Committee shall have the authority to determine in its sole discretion the applicable performance period relating to any Bonus and to include with respect to any award any change in control provision.

(d) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(e) The Company is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict the Company from charging an Affiliate that employs a Participant for all or a portion of the payments made by the Company hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to payment hereunder shall be no greater than the rights of the Company’s unsecured, subordinated creditors, and shall be subordinated to the claims of the customers and clients of the Company. All expenses involved in administering the Plan shall be borne by the Company.

(f) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Bonuses granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

(g) The Plan was initially effective as of November 1, 2005, and was approved by Company shareholders on March 22, 2006. This amended and restated version of the Plan shall be effective as of November 1, 2010 (the “Effective Date”), subject to the affirmative vote of the holders of a majority of all shares of Common Stock of the Company present in person or by proxy at the Annual Meeting of the Company to be held on June 29, 2011.

7. Plan Amendment or Suspension. The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Committee or the Board without the consent of the Company’s stockholders or any Participant; provided, however, that any amendment to the Plan shall be submitted to the stockholders if stockholder approval is required by any applicable law, rule or regulation.

8. Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

9. Actions and Decisions Regarding the Business or Operations of the Company and/or its Affiliates. Notwithstanding anything in the Plan to the contrary, neither the Company nor any of its Affiliates nor their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.

10. Section 409A of the Code. Bonuses under this Plan are intended to be exempt from Section 409A of the Code as a “short-term deferral” (within the meaning of Section 409A). However, to the extent a Participant would otherwise be entitled to a Bonus under this Plan and such Bonus is deemed to constitute “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A) such Bonus will be paid to the Participant on the earlier of the six (6) month anniversary of the Participant’s date of termination or the Participant’s death.

VeriFone®

THE WAY TO PAY TM

VERIFONE SYSTEMS, INC.

C/O COMPUTERSHARE

P.O. BOX 43070 PROVIDENCE, RI

02940-3070

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Robert W. Alspaugh 02 Douglas G. Bergeron 03 Dr. Leslie G. Denend 04 Alex W. Hart 05 Robert B. Henske

06 Richard A. McGinn 07 Eitan Raff 08 Charles R. Rinehart 09 Jeffrey E. Stiefler

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain

2 To approve certain amendments to the VeriFone 2006 Equity Incentive Plan to increase the number of shares of common stock that may be issued thereunder and to effect certain other changes thereunder.

3 To approve the Amended and Restated VeriFone Bonus Plan.

4 To hold an advisory vote on compensation of our named executive officers.

For address change/comments, mark here.

(see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes No

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

5 To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

6 To ratify the selection of Ernst & Young LLP as VeriFone’s independent registered public accounting firm for our fiscal year ending October 31, 2011.

NOTE: Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000109146_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2010 Annual Report, 2011 Notice & Proxy Statement is/are available at www.proxyvote.com.

VERIFONE SYSTEMS, INC.

PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 29, 2011

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas G. Bergeron and Robert Dykes, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Systems, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2011 Annual Meeting of Stockholders of VeriFone Systems, Inc. to be held at VeriFone’s corporate offices at 2099 Gateway Place, Suite 600, San Jose, CA 95110, on June 29, 2011, at 9:15 a.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000109146_2 R1.0.0.11699